UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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IRONWOOD PHARMACEUTICALS, INC.
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# 2021 Proxy Statement

Notice of Annual Meeting of Stockholders
to be held Wednesday, June 2, 2021

Ironwood®

100 Summer Street, Suite 2300
Boston, Massachusetts 02110

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS OF
IRONWOOD PHARMACEUTICALS, INC.

Date:	Wednesday, June 2, 2021
Time:	9:00 a.m. Eastern Time
Location:	Our 2021 annual meeting of stockholders will be a "virtual meeting." You will be able to attend the annual meeting, vote and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/IRWD2021.
Purpose:	We are holding the annual meeting for stockholders to consider three company sponsored proposals:
	1.	To elect our Class I directors, Mark G. Currie, Ph.D., Alexander J. Denner, Ph.D. and Jon R. Duane, and our Class II directors, Marla L. Kessler, Catherine Moukheibir, Lawrence S. Olanoff, M.D., Ph.D. and Jay P. Shepard, each for a one-year term;
	2.	To hold an advisory vote on named executive officer compensation; and
	3.	To ratify our audit committee's selection of Ernst & Young LLP as our auditors for 2021.

We will also consider action on any other matter that may be properly brought before the meeting or any postponement(s) or adjournment(s) thereof.

Our board of directors recommends you vote "for" each of the nominees for Class I and Class II director (proposal no. 1), "for" the advisory vote on named executive officer compensation (proposal no. 2), and "for" ratification of our selection of auditors (proposal no. 3). Only stockholders of record at the close of business on April 12, 2021 are entitled to notice of and to vote at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission, or SEC, rules that allow us to furnish proxy materials to our stockholders on the internet. We believe these rules allow us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

The safety of our stockholders is important to us and given the current guidance by public health officials and protocols that federal, state and local health authorities have imposed surrounding the coronavirus (COVID-19) pandemic, at the time of this filing we believe it is not advisable to hold our annual meeting in person. Our virtual stockholder format uses technology designed to provide our stockholders rights and opportunities to participate in the virtual meeting similar to an in-person meeting. You may attend the meeting, vote and submit questions electronically during the meeting via live webcast by visiting the website provided above. A list of stockholders of record will be available electronically during the meeting. The website can be accessed on a computer, tablet, or phone with internet connection. To be admitted to the meeting at www.virtualshareholdermeeting.com/IRWD2021, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice that you received.

Proxy Material Mailing Date: April 22, 2021	Sincerely, Thomas McCourt President and Interim Chief Executive Officer

2021  Proxy Statement    i

Letter From Our President
and Interim CEO

Dear Ironwood stockholders,

Our team showed passion and commitment in 2020 as we continued to execute towards our mission, despite the challenges brought on by the COVID-19 pandemic. Ironwood's business fundamentals and financials are strong and we believe the strength of LINZESS® (linaclotide), combined with continued profit and cash generation in 2020, provide a solid foundation for our future.

We have a significant opportunity to execute on our vision to become the leading U.S. gastrointestinal, or GI, healthcare company, advancing treatments for GI diseases and redefining the standard of care for GI patients. Our strategy to get there is grounded on three priorities: maximizing LINZESS, building an innovative GI pipeline, and delivering sustained profits and generating cash flow.

We are Executing Our GI-Focused Strategy

LINZESS showed remarkable resilience in 2020, delivering $931 million in 2020 U.S. net sales—an increase of 10% year-over-year—further strengthening its position as the number one prescribed medicine in the U.S. for the treatment of adults with irritable bowel syndrome with constipation, or IBS-C, or chronic idiopathic constipation, or CIC. We believe there is substantial opportunity for continued growth and are working closely with our partner, AbbVie Inc., or AbbVie, to advance innovative commercial strategies and enhance linaclotide's clinical utility through lifecycle management.

We are also seeking to build an innovative development portfolio by advancing our own IW-3300 for the potential treatment of visceral pain conditions and by pursuing assets that target serious, organic GI diseases. We had some disappointing outcomes from our GI development pipeline last year, and while these types of outcomes are not uncommon in drug development, they are never easy when there are so many patients in need of new therapies. However, with continued scientific progress and our unique expertise and capabilities within GI, we remain committed in our pursuit of innovative treatments for GI diseases.

And lastly, we are continuing our disciplined approach to capital allocation to support our goal of delivering sustainable profits and cash flow. We achieved our second full year of profits in 2020, recording $106 million in net income. Importantly, we ended 2020 with $363 million in cash and cash equivalents—more than doubling our cash position from the end of 2019.

We are Committed to Fostering an Inclusive and Diverse Culture

We believe that creating an equitable, inclusive and diverse culture is critical to attracting, motivating, and retaining the talent necessary to deliver on our mission. In 2020, we adopted a long-term equality, diversity and inclusion strategy, introduced new learning and development opportunities, strengthened our talent acquisition strategies, and made contributions to organizations that advance racial equality and social justice in our communities.

2021  Proxy Statement    1

We are Focused on Driving Stockholder Value

We remain focused on driving value for our stockholders by bringing important medicines to patients and building a growing and successful business. This is central to successfully executing against our strategic priorities and a critical threshold as we continue to invest thoughtfully into our business. Thank you for supporting Ironwood and our path forward. I am confident that with continued focus and execution, Ironwood is well positioned to deliver benefits for patients and value for stockholders.

Sincerely,

Thomas McCourt
President and Interim Chief Executive Officer

2    Ironwood

About Ironwood

We aspire to bring innovative treatments for GI diseases to patients in need.

We are a GI healthcare company on a mission to advance the treatment of GI diseases and redefine the standard of care for GI patients. Leveraging our demonstrated expertise and capabilities in GI diseases, we are focused on the development and commercialization of innovative GI product opportunities in areas of significant unmet need.

LINZESS® (linaclotide), our commercial product, is the first product approved by the United States Food and Drug Administration, or U.S. FDA, in a class of GI medicines called guanylate cyclase type C agonists and is indicated for adult men and women suffering from IBS-C or CIC. LINZESS is the prescription market leader in the IBS-C and CIC category in the U.S. Outside of the U.S., LINZESS is available to adults suffering from IBS-C or CIC in Mexico and Japan and to adults suffering from IBS-C in China (including Hong Kong and Macau). Linaclotide is also available under the trademarked name CONSTELLA® to adults suffering from IBS-C or CIC in Canada, and to adults suffering from IBS-C in certain European countries.

We recognize the value of collaboration and have a track record of establishing, operating and evolving high-performance partnerships globally. We have strategic partnerships with leading pharmaceutical companies to support the development and commercialization of linaclotide around the world. We also aim to leverage our leading capabilities in GI to bring additional treatment options to GI patients in the U.S.

We believe our history of innovation in GI medicine, deep expertise in developing and commercializing innovative GI therapies, established relationships within the GI community, as well as our leadership's experience building blockbuster brands, positions us well to advance GI care and bring treatments that can deliver great impact for patients, our business and our stockholders.

Our strategy in 2020 was focused on three core priorities: drive LINZESS growth, advance our GI development portfolio and deliver sustainable profits. Our performance against our 2020 core priorities was as follows:

1.
Drive LINZESS Growth

•
We grew our share of collaborative arrangements revenue related to sales of LINZESS in the U.S. by 13% year-over-year to $369 million for the year ended December 31, 2020. This increase was primarily driven by a 9% increase in LINZESS prescription demand in the U.S. in 2020 compared to 2019.

•
The U.S. FDA approved a supplemental New Drug Application, or NDA, for LINZESS, resulting in updated U.S. prescribing information with data demonstrating that linaclotide improved the overall abdominal symptoms of bloating, discomfort, and pain in adult patients with IBS-C compared to placebo.

•
We and our U.S. partner, AbbVie, entered into settlement agreements with the two remaining generic drug manufacturers resolving all pending patent infringement litigation brought in response to abbreviated New Drug Applications, or NDAs, seeking approval to market generic versions of LINZESS prior to the expiration of our and AbbVie's applicable patents.

•
The United States Patent and Trademark Office granted patents covering the formulation of the 72 mcg dose of LINZESS and methods of using the formulation. The patents are expected to expire in 2031.

2021  Proxy Statement    3

2.
Advance U.S. GI Development Portfolio

•
MD-7246:  We and AbbVie announced top-line data from a Phase II trial evaluating MD-7246, a delayed release formulation of linaclotide, in adult patients with abdominal pain associated with irritable bowel syndrome with diarrhea, or IBS-D. The Phase II trial did not meet its primary or key secondary endpoints. Based on these findings, we and AbbVie made the quick, data-driven decision to discontinue the development of MD-7246.

•
IW-3718:  We announced that one of our two identical Phase III trials evaluating IW-3718, a gastric retentive formulation of a bile acid sequestrant, in refractory gastroesophageal reflux disease, or refractory GERD, did not meet the pre-specified criteria associated with a planned early efficacy assessment. Following the assessment from an independent data monitoring committee, we unblinded the data and confirmed that the data from this Phase III trial did not meet the criteria, including the study's primary endpoint of achieving a statistically significant improvement in heartburn severity. Based on these findings, we made the quick, data-drive decision to discontinue the development of IW-3718.

•
We expanded our strategy to build our GI portfolio to include external commercial and earlier-stage clinical assets focused on serious, organic GI diseases.

3.
Deliver Sustainable Profits

•
We delivered net income of $106 million during the year ended December 31, 2020, reflecting our second consecutive full year of profitability.

•
We generated $169 million in cash from operations during the year ended December 31, 2020, ending the year with $363 million in cash and cash equivalents. On December 31, 2019, we had $177 million in cash and cash equivalents.

We demonstrated strong progress across our corporate goals in 2020. As a result, our 2020 company performance achievement multiplier, which we used as a key consideration in determining executive compensation for 2020 performance, was 101%, as determined by our board of directors. Please see the Compensation Discussion and Analysis section included elsewhere in this proxy statement for detailed information on compensation to our 2020 named executive officers.

In this proxy statement, references to "the company" or "Ironwood" and, except within the Audit Committee Report and the Compensation Committee Report, references to "we", "us" or "our" mean Ironwood Pharmaceuticals, Inc. LINZESS® and CONSTELLA® are trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this proxy statement are the property of their respective owners. All rights reserved. The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

4    Ironwood

Our Board of Directors

Who We Are

The following table sets forth certain information, as of April 22, 2021, with respect to each of our directors:

Name	Age	Class	Year Term Expires	Audit Committee	Governance and Nominating Committee	Compensation and HR Committee

Mark G. Currie, Ph.D.	66	I	2021
Alexander J. Denner, Ph.D.	51	I	2021		✓
Jon R. Duane	62	I	2021		✓	✓
Marla L. Kessler	51	II	2021			✓
Catherine Moukheibir	61	II	2021	C
Lawrence S. Olanoff, M.D., Ph.D.	69	II	2021		C
Jay P. Shepard	63	II	2021	✓
Andrew Dreyfus	62	III	2022			C
Julie H. McHugh, Chair	56	III	2022	✓	✓
Edward P. Owens	74	III	2022	✓

"C" indicates chair of the committee.

2021  Proxy Statement    5

Class I Directors (nominated for election at the 2021 annual meeting)

MARK G. CURRIE, Ph.D. Former President and Chief Scientific Officer, Cyclerion Therapeutics, Inc. Age: 66 Director since 2019

•

Dr. Currie has served as a senior advisor to Cyclerion Therapeutics, Inc., or Cyclerion, a clinical-stage biopharmaceutical company, since January 2021. Dr. Currie previously served as Cyclerion's president and chief scientific officer from April 2019 to December 2020, and, prior to that, served as senior vice president, chief scientific officer and president of research and development at Ironwood from 2002 to April 2019.

•

Prior to joining Ironwood, Dr. Currie directed cardiovascular and central nervous system disease research as vice president of discovery research at Sepracor, Inc. and initiated, built and led discovery pharmacology and also served as director of arthritis and inflammation at Monsanto Company.

•

Dr. Currie currently serves on the board of directors of Science Exchange LLC.

•

Dr. Currie earned a B.S. in biology from the University of South Alabama and holds a Ph.D. in cell biology from the Bowman Gray School of Medicine of Wake Forest University.

•

We believe that Dr. Currie's vast experience leading the research and development efforts of an international biotechnology company will prove instrumental in guiding us through the research and development of novel therapies.

ALEXANDER J. DENNER, Ph.D. Founding Partner and Chief Investment Officer, Sarissa Capital Management LP Age: 51 Director since 2020 Board Committees • Governance and Nominating Committee

•

Dr. Denner is a founding partner and the chief investment officer of Sarissa Capital Management LP, or Sarissa, a registered investment advisor, where he has been since 2011.

•

Prior to joining Sarissa, Dr. Denner served as a senior managing director at Icahn Capital L.P, an investment advisory firm, from 2006 to 2011. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm.

•

Dr. Denner serves on the board of directors of Biogen Inc. In the last five years, Dr. Denner has served as chair of the board of directors of Ariad Pharmaceuticals, Inc. and The Medicines Company, as well as a member of the board of directors of Bioverativ Inc.

•

Dr. Denner earned his B.S. in mechanical engineering from Massachusetts Institute of Technology, an M.S. and M.Phil in mechanical engineering from Yale University and an interdisciplinary Ph.D. from Yale University.

•

Dr. Denner brings to the board significant experience overseeing the operations and research and development of healthcare companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad healthcare industry knowledge.

6    Ironwood

JON R. DUANE Senior Partner Emeritus, McKinsey & Company Age: 62 Director since 2019 Board Committees • Governance and Nominating Committee • Compensation and HR Committee

•

Mr. Duane is senior partner emeritus at McKinsey & Company, or McKinsey, an international management consulting company. Before his retirement in December 2017, Mr. Duane had served as a partner at McKinsey since 1992.

•

At McKinsey, Mr. Duane founded and led the firm's biotech practice. In that role, Mr. Duane advised both private and public companies in the pharmaceutical, medical device and life science industries, as well as academic research centers, on various strategic initiatives.

•

Mr. Duane serves as the executive chair on the board of Nashville Biosciences.

•

Mr. Duane graduated from Wesleyan University with a B.A. in government and received an M.B.A from Harvard Business School.

•

Mr. Duane brings to the board of directors significant experience advising academic research centers and companies across the life science and medical device industries.

2021  Proxy Statement    7

Class II Directors (nominated for election at the 2021 annual meeting)

MARLA L. KESSLER Former Senior Vice President for Strategy, Marketing and Communications, IQVIA Holdings Inc. Age: 51 Director since 2019 Board Committees • Compensation and HR Committee

•

Ms. Kessler served as an advisor to the chief executive officer of IQVIA Holdings Inc., or IQVIA (formerly IMS Health and Quintiles), a global analytics and technology company, from October 2020 to February 2021. Prior to that, Ms. Kessler had been the senior vice president for strategy, marketing and communications for IQVIA since October 2016.

•

Previously, Ms. Kessler served in various roles for IQVIA, including vice president for global services marketing and knowledge management from 2013 to September 2016, regional leader of the IMS Consulting Group in Europe from 2011 to 2013, location manager for the London IMS Consulting Group from 2009 to 2011 and senior principal from 2008 to 2009.

•

Before joining IQVIA, Ms. Kessler led several marketing efforts for Pfizer Inc. from 2004 to 2007 and worked in consulting for McKinsey & Company from 1996 to 2004.

•

Ms. Kessler received a B.S. in economics from Arizona State University and an M.B.A. from the Fuqua School of Business at Duke University.

•

Ms. Kessler provides an important commercial perspective to our board of directors given her expertise in strategic marketing, evidence-based research and customer experience in the life science industry.

CATHERINE MOUKHEIBIR Former Chief Executive Officer, MedDay Pharmaceuticals Age: 61 Director since 2019 Board Committees • Audit Committee, Chair

•

Ms. Moukheibir most recently served as chief executive officer of MedDay Pharmaceuticals, or MedDay, a biopharmaceutical company that focused on nervous system disorders, from July 2019 to January 2021. She was also the chairman of the board of directors of MedDay from April 2016 to January 2021.

•

Prior to that, Ms. Moukheibir served as the senior advisor for finance and a member of the executive board of directors at Innate Pharma SA, an oncology company, from 2011 to December 2016, and as the chief financial officer for Movetis N.V. from 2008 to 2010, when it was acquired.

•

Ms. Moukheibir previously served as the director of capital markets for Zeltia Group S.A. from 2001 to 2007.

•

Ms. Moukheibir currently serves on the board of directors and chairs the audit committee of Orphazyme A/S and CMR Surgical. She also held past directorships on the boards of directors of Ablynx NV, Cerenis Therapeutics SA, Creabilis S.A., GenKyoTex S.A., Kymab Group Limited and Zealand Pharma A/S.

•

Ms. Moukheibir has an M.A. in economics and an M.B.A. from Yale University.

•

Ms. Moukheibir's long leadership career in the biopharmaceutical industry, as well as her deep background in international finance, provide her with valuable business and financial expertise in support of our corporate objectives.

8    Ironwood

LAWRENCE S. OLANOFF, M.D., Ph.D. Former Chief Operating Officer, Forest Laboratories, Inc. Age: 69 Director since 2015 Board Committees • Governance and Nominating Committee, Chair

•

Dr. Olanoff most recently served as chief operating officer for Forest Laboratories, Inc., or Forest, (acquired by Allergan plc) from 2006 to 2010. Dr. Olanoff also served as a director of Forest from 2006 to 2014.

•

From 2005 to 2006, Dr. Olanoff was president and chief executive officer and a director at Celsion Corporation. He also served as executive vice president and chief scientific officer of Forest from 1995 to 2005.

•

Prior to joining Forest in 1995, Dr. Olanoff served as senior vice president of clinical research and development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group) and at the Upjohn Company in a number of positions, including corporate vice president of clinical development and medical affairs.

•

In addition, he is currently an adjunct assistant professor and special advisor to the president for corporate relations at the Medical University of South Carolina (MUSC), an ex-officio director of the MUSC Foundation for Research Development, chairman of the board of directors of Mitochondria in Motion, chairman of TAC Development LLC, chairman of the Elliot and Eleanor Foundation and a member of the board of directors of Clinical Biotechnology Research Institute at Roper St. Francis Hospital, the Westedge Project, Ichnos Sciences, and the Zucker Institute for Applied Neurosciences. Dr. Olanoff also held past directorships on the boards of directors of Axovant Sciences Ltd. and Celsion Corporation.

•

Dr. Olanoff received his Ph.D. in biomedical engineering and M.D. degree from Case Western Reserve University.

•

Dr. Olanoff's detailed knowledge of the pharmaceutical industry, his broad operational experience and his research and development leadership over the course of his career make him an important asset to our board of directors.

JAY P. SHEPARD Former President and Chief Executive Officer of Aravive, Inc. Age: 63 Director since 2020 Board Committees • Audit Committee

•

Mr. Shepard was president and chief executive officer of Aravive, Inc. (formerly Versartis, Inc.), a clinical-stage oncology company, from May 2015 to January 2020, and has served as a member of its board of directors since 2013 and as chairman of its board of directors since January 2020.

•

From 2012 until May 2015, Mr. Shepard was an executive partner at Sofinnova Ventures, a venture capital firm focused on the healthcare industry, which he joined as an executive in residence in 2008. From 2010 to 2012, Mr. Shepard served as president and chief executive officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc., a specialty pediatric pharmaceutical company. From 2005 to 2007, Mr. Shepard served as president and chief executive officer and a member of the board of directors of Ilypsa, Inc. (acquired by Amgen Inc.), a biopharmaceutical company focused on therapies for renal and metabolic disorders.

•

Mr. Shepard currently serves on the board of directors of Inovio Pharmaceuticals, Inc., Esperion Therapeutics, Inc. and the Christopher & Dana Reeve Foundation. Within the past five years, Mr. Shepard also served on the boards of directors of Marinus Pharmaceuticals, Inc. and Durect Corporation.

•

Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.

•

Mr. Shepard brings deep expertise to our board of directors, as a recognized leader within the pharmaceutical industry, with nearly three decades of expertise as an accomplished public company CEO and senior executive.

2021  Proxy Statement    9

Class III Directors (term expires at the 2022 annual meeting)

ANDREW DREYFUS President and Chief Executive Officer for Blue Cross Blue Shield of Massachusetts Age: 62 Director since 2016 Board Committees • Compensation and HR Committee, Chair

•

Mr. Dreyfus has served as president and chief executive officer for Blue Cross Blue Shield of Massachusetts, or BCBSMA, one of the largest Blue Cross Blue Shield insurance plans in the country, since 2010. From 2005 to 2010, Mr. Dreyfus served as the executive vice president of healthcare services of BCBSMA.

•

Prior to joining BCBSMA, he served as the first president of the Blue Cross Blue Shield Foundation. Mr. Dreyfus also previously served as executive vice president of the Massachusetts Hospital Association and held a number of senior positions in Massachusetts state government, including undersecretary of consumer affairs and business regulation.

•

Mr. Dreyfus serves on the board of directors of BCBSMA, the Blue Cross Blue Shield Association, Boys & Girls Clubs of Boston and RIZE Massachusetts. He is a member of the advisory boards of Ariadne Labs and the Leonard D. Schaeffer Center for Health Policy & Economics at the University of Southern California (USC). He is a founding member of the Massachusetts Coalition for Serious Illness Care.

•

Mr. Dreyfus received a B.A. in English from Connecticut College.

•

Mr. Dreyfus brings to our board of directors significant expertise in the healthcare payer and reimbursement market, and broad management and executive leadership experience, providing valuable insight as we continue to develop and commercialize medicines in an evolving healthcare landscape.

JULIE H. McHUGH, CHAIR Former Chief Operating Officer, Endo Health Solutions, Inc. Age: 56 Director since 2014 Board Committees • Audit Committee • Governance and Nominating Committee

•

Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, Inc., or Endo, from 2010 through 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses.

•

Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc.

•

Before that she served as company group chairman for the worldwide virology business unit of Johnson & Johnson, or J&J, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine), and she was responsible for oversight of a research and development portfolio including compounds targeting HIV, hepatitis C, and tuberculosis.

•

Prior to joining Centocor, Inc., Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc.

•

Ms. McHugh currently serves on the board of directors of Trevena, Inc. (with such service to end in connection with Trevena, Inc.'s 2021 annual meeting of stockholders), Aerie Pharmaceuticals, Inc. and Lantheus Holdings, Inc. She also serves on the board of directors of Evelo Biosciences, Inc., including serving as chair of the nominating and corporate governance committee and as a member of the audit committee. She also chairs the board of visitors for the Smeal College of Business of Pennsylvania State University as well as serves on the board of directors of The New Xellia Group. She previously served on the board of directors for ViroPharma Inc., Epirus Biopharmaceuticals, Inc., the Biotechnology Industry Organization, the Pennsylvania Biotechnology Association and the New England Healthcare Institute.

•

Ms. McHugh received her M.B.A. degree from St. Joseph's University and her B.S. degree from Pennsylvania State University.

•

Ms. McHugh's experience as a chief executive officer and a chief operating officer at large multinational pharmaceutical companies makes her a valuable member of our board of directors. Her deep knowledge of Ironwood's history and strategy and strong relationships with our senior leadership team also make her a valuable resource, particularly during the chief executive officer transition period.

10    Ironwood

EDWARD P. OWENS Former Partner, Portfolio Manager and Global Industry Analyst, Wellington Management Company, LLP Age: 74 Director since 2013 Board Committees • Audit Committee

•

Mr. Owens was previously partner, portfolio manager and global industry analyst with Wellington Management Company, LLP where he worked in investment management from 1974 to 2012. He was the portfolio manager of the Vanguard Health Care Fund for 28 years from its inception in May 1984 until his retirement from Wellington in December 2012.

•

Mr. Owens serves on the board of directors of Stealth BioTherapeutics Corp and ESCAPE Bio. He has a B.S. in physics from the University of Virginia and an M.B.A. from Harvard Business School.

•

He brings to our board of directors extensive experience in evaluating and investing in life sciences companies, providing valuable insight as we continue to strive towards our goal of maximizing long-term stockholder value.

2021  Proxy Statement    11

How We are Selected and Evaluated

We believe that our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that will help us achieve our vision of becoming a leading U.S. GI healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients.

The core criteria that we use in evaluating each nominee to our board of directors consists of the following: (a) an owner-oriented attitude and a commitment to represent the interests of our stockholders, demonstrated, in part, through ownership of our stock; (b) strong personal and professional ethics, integrity and values; (c) strong business acumen and savvy; (d) a deep, genuine passion for our business and the patients whom we serve; (e) demonstrated achievement in the nominee's field of expertise; (f) the absence of conflicts of interest that would impair the nominee's ability to represent the interests of our stockholders; (g) the ability to dedicate the time necessary to regularly participate in meetings of the board and committees of our board; and (h) the potential to contribute to the diversity of our board of directors, as a result of the nominee's professional background, expertise, gender, age or ethnicity.

As illustrated in the matrix below, we believe our directors possess the professional and personal qualifications and necessary expertise both within and outside of the healthcare industry to maintain a diverse and experienced board of directors that can effectively represent stockholders.

	Broader Business					Healthcare Industry
Ironwood Board of Directors	Capital Allocation / Finance / Accounting	Strategic Transactions	Risk Management	Human Capital	Public Company Board	Senior Leadership (small biotech)	Senior Leadership (large pharma)	Customer / Market Insights (patient, payer, physician)

Julie H. McHugh	✓	✓		✓	✓	✓	✓	✓
Andrew Dreyfus	✓	✓	✓	✓				✓
Lawrence S. Olanoff, M.D., Ph.D.		✓	✓	✓	✓	✓	✓	✓
Jon R. Duane	✓	✓	✓					✓
Edward P. Owens	✓	✓	✓		✓
Mark G. Currie, Ph.D.	✓	✓	✓	✓		✓	✓	✓
Marla L. Kessler		✓	✓	✓			✓	✓
Catherine Moukheibir	✓	✓	✓	✓	✓	✓
Alexander J. Denner, Ph.D.	✓	✓	✓		✓
Jay P. Shepard	✓	✓		✓	✓	✓

Director Succession Planning

We refresh our board of directors and assess our board succession plans regularly. As of April 20, 2021, the average age of our independent directors' was 61 years, and the average tenure of our independent directors was approximately 3.8 years. Six of our ten directors joined our board of directors since our separation, or Separation,

12    Ironwood

from Cyclerion Therapeutics, Inc., or Cyclerion, in April 2019, including two directors, Dr. Denner and Mr. Shepard, who joined our board of directors in 2020.

Annual Evaluations

Our directors conduct annual evaluations to assess the performance and effectiveness of the board of directors and each committee in which they are a member. In addition, each director completes a self-evaluation as well as a peer evaluation of each other director. For 2020, each director, except Dr. Denner and Mr. Shepard, completed a written questionnaire which solicited open-ended and candid feedback on an anonymous basis. Dr. Denner and Mr. Shepard did not complete a written questionnaire as they joined the board of directors in the fourth quarter of 2020. In addition to the director evaluations, we also solicit annual feedback from senior management concerning the board's performance on an anonymous basis. After the collective board and committee evaluations and comments (including those from senior management) and the self and peer evaluations and comments were compiled, the chair of the governance and nominating committee met with our chair of the board and Mark Mallon, our former chief executive officer, to discuss the board and committee evaluations and individual evaluations for directors. The chair of the governance and nominating committee also conducted individual feedback sessions with each director (except Dr. Denner and Mr. Shepard) to discuss the results of his or her individual evaluation and then provided the governance and nominating committee with a summary of the individual evaluations for the Class I and Class II directors up for election at the 2021 annual meeting of stockholders. The chair of the governance and nominating committee then presented a summary of the collective board and committee evaluations and comments (including those from senior management) to the governance and nominating committee and full board of directors.

Director Nomination Process

Our governance and nominating committee identifies potential director candidates through referrals and recommendations, including from incumbent directors, management and stockholders, as well as through business and other organizational networks and relationships. The board and management had built a strong relationship with Dr. Denner from his role as chief investment officer of Sarissa Capital Management LP, one of Ironwood's largest stockholders, and valued his significant experience overseeing the operations of healthcare companies. For that reason, our governance and nominating committee recommended and the board elected Alexander J. Denner, Ph.D. to join our board effective in November 2020. In 2020, we also worked with a leadership consulting firm to identify opportunities to build on capabilities we believed were necessary to execute on our strategic priorities. In connection with that process, we identified an opportunity to add a director with experience as a chief executive officer in the pharmaceutical industry with a history of value creation through inorganic growth to our board. We then retained a search firm to identify candidates that met these qualifications and, through that process, identified Jay P. Shepard, who the governance and nominating committee recommended and the board elected to join our board effective in December 2020.

Stockholders who wish to recommend candidates may contact the governance and nominating committee in the manner described in Stockholder Communications, Proposals and Nominations for Directorships—Communications. Stockholder-recommended candidates whose recommendations comply with these procedures will be evaluated by the governance and nominating committee in the same manner as candidates identified by the governance and nominating committee.

2021  Proxy Statement    13

How We are Organized and Governed

Board Size and Terms

Our Eleventh Amended and Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, states that our board of directors shall consist of between one and 15 members, and the precise number of directors shall be fixed by a resolution of our board of directors. Our board of directors currently consists of ten members. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be apportioned by our board of directors among the three classes until the declassification of our board of directors, as described further below.

In accordance with the terms of our Certificate of Incorporation, our board of directors is currently divided into three classes, which has resulted in staggered elections. Upon the expiration of the one-year term of a class of directors, directors in that class will be eligible to be nominated and elected for a new one-year term at the annual meeting in the year in which their term expires. The current members of each class are set forth in the table above under Who We Are.

On the recommendation of our board of directors, our stockholders voted at our 2019 annual meeting of stockholders to amend our Certificate of Incorporation to declassify our board of directors to allow the company's stockholders to vote on the election of the entire board of directors on an annual basis, rather than on a staggered basis. Consistent with the amendment to our Certificate of Incorporation that was approved by our stockholders, the declassification of the board of directors is being phased in as follows:

  •
  at our 2020 annual meeting of stockholders, the Class I directors stood for election for a one-year term;

  •
  at our 2021 annual meeting of stockholders, the Class I and Class II directors will stand for election for a one-year term; and

  •
  at our 2022 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, all directors will stand for election for one-year terms.

For so long as our board of directors is classified, directors may be removed by our stockholders only for cause. Following the declassification of our board of directors, our directors will be removable with or without cause by our stockholders.

We separate the roles of chair of the board of directors and chief executive officer and rotate the chair approximately every five years, unless the governance and nominating committee recommends otherwise. Our board of directors believes that this structure enhances the board of directors' oversight of, and independence from, management, and enables the board of directors to carry out its responsibilities on behalf of our stockholders. This leadership structure also allows our chief executive officer to focus his or her time and energy on operating and managing the company, while leveraging the experience and perspective of Ms. McHugh, the current chair of our board of directors. We expect the next chair rotation will take place in 2024.

Director Independence

Under Nasdaq Rule 5605, a majority of a listed company's board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and governance and nominating committees be independent, and that audit and compensation committee members satisfy the additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Nasdaq Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of that company's

14    Ironwood

board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors determined that none of Messrs. Dreyfus, Duane, Owens and Shepard, Mses. Kessler, McHugh and Moukheibir, and Drs. Denner and Olanoff, representing nine of our ten directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under Nasdaq Rule 5605(a)(2). Dr. Currie, who served as our senior vice president, chief scientific officer and president of R&D until the Separation in April 2019, was not determined to be independent due to his recent employment with the company. Our board of directors also determined that each of the current members of our audit committee, our governance and nominating committee, and our compensation and HR committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the Nasdaq rules, as applicable. In making such determinations, our board of directors considered the information requested from and provided by each director concerning the director's background, employment and affiliations, including family relationships, the relationships that each such non-employee director has with Ironwood and all other facts and circumstances the board of directors deemed relevant in assessing independence. As part of such determination, the board of directors considered: (a) the additional time Ms. McHugh is spending providing counsel and guidance to the Company's senior leadership team during the chief executive officer transition period and the related incremental chair retainer and equity grant recommended by the compensation and HR committee and approved by the board of directors (as described elsewhere in this proxy statement under the caption Additional Chair Compensation), (b) the volume of business between BCBSMA, the company in which Mr. Dreyfus serves as president and chief executive officer, and Ironwood, which amounted to less than 1% of the annual revenues of BCBSMA in 2020; and (c) payments made by Ironwood to IQVIA, the company in which Ms. Kessler served as the former senior vice president for strategy, marketing and communications and former adviser to the chief executive officer, which amounted to less than 1% of the annual revenues of IQVIA in 2020.

Risk Oversight

Our board of directors retains ultimate responsibility for risk oversight and our management team retains the responsibility for risk management. In carrying out its risk oversight responsibilities, our board of directors reviews the long- and short-term internal and external risks facing the company through its participation in long-range strategic planning, and the annual review and evaluation of corporate risks that the audit committee reports. Our board of directors also believes that separating the roles of chair of the board of directors and chief executive officer enhances the board of directors' ability to oversee risk in an objective manner.

We have implemented and continue to refine a formalized enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. Together with our board of directors, we continue to closely monitor the developments and impact of COVID-19 on our business and operations, including employees, and work diligently to quickly address and mitigate risks in the evolving and dynamic environment.

On a quarterly basis, key risks, status of mitigation activities and potential new or emerging risks are reported to and discussed with senior management and further addressed with our board of directors, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our board of directors. The long-term goal of our enterprise risk management process is to ingrain a culture of risk awareness and mitigation throughout the organization that can be applied to our current business activities as well as our assessment and pursuit of future business opportunities.

2021  Proxy Statement    15

As set forth in its charter, our audit committee discusses with management any significant risks or exposures facing Ironwood, evaluates the steps management has taken or proposes to take to mitigate such risks and reviews our compliance with such mitigation plans. As part of fulfilling these responsibilities, the audit committee meets regularly with Ernst & Young LLP, our independent registered public accounting firm, and members of our management, including our chief executive officer and chief financial officer. Our audit committee also discusses with Ernst & Young LLP any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting and reviews related mitigation plans with Ernst & Young LLP. In addition, our audit committee reviews the risk factors presented in our annual reports on Form 10-K and our quarterly reports on Form 10-Q that we file with the SEC.

As part of our board of directors' risk oversight role, our compensation and HR committee reviews and evaluates the risks associated with our compensation programs and succession plans. The compensation and HR committee also is responsible under its charter for approving the compensation of all of our executive officers (other than our chief executive officer), recommending chief executive officer compensation to our board of directors and overseeing the maintenance and presentation to our board of directors of succession plans for members of our senior management. Likewise, our governance and nominating committee is responsible for evaluating the performance, operations and composition of our board of directors and the sufficiency of our corporate governance guidelines, either of which may impact our risk profile from a governance perspective.

In performing their risk oversight functions, each committee of our board of directors has full access to management, as well as the ability to engage outside advisors.

Hedging and Pledging Policy

As part of our insider trading prevention policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading prevention policy generally prohibits our directors and executive officers from holding company securities in a margin account or pledging company securities as collateral for a loan.

Corporate Governance Guidelines

We have adopted corporate governance guidelines which are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and which are available in print to any stockholder who requests them from our secretary. Our board of directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders and relies on these guidelines to provide that framework. Among other things, the guidelines help to ensure that our board of directors is independent from management, that our board of directors adequately performs its oversight functions and that the interests of our board of directors and management align with the interests of our stockholders.

Equality, Diversity and Inclusion

We believe that creating an equitable, diverse, and inclusive culture is critical to attracting, motivating and retaining the talent necessary to deliver on our mission, and our compensation HR committee actively engages with management on matters such as employee development, corporate culture and engagement, as well as equality, diversity and inclusion, or EDI, initiatives.

In 2020, we established an EDI working group dedicated to advancing key EDI initiatives. Ironwood's leadership team and board of directors champions these efforts. In October 2020, our management adopted a long-term EDI strategy and, in January 2021, our board of directors approved a specific corporate goal for 2021 aimed at

16    Ironwood

fostering an environment where employees feel included and empowered. Current EDI initiatives include empowering our employee resource groups, such as Ironwomen and Ironwood Stands Together Against Racism, or ISTAR, introducing new learning and development opportunities, strengthening our talent acquisition strategies and introducing new metrics and measurements on outreach to diverse candidate sources, retention, career advancement and employee survey feedback from diverse populations.

As of December 31, 2020, approximately 50% of our employees are women, and women represent approximately 30% of our leadership team (vice president and above) and nearly 30% of our board of directors (including our board and audit committee chairs). Additionally, approximately 20% of our employees are racially or ethnically diverse and, in 2020, approximately 40% of our new hires were racially or ethnically diverse.

Board Meetings

Our board of directors held nine meetings during 2020. As stated in our corporate governance guidelines, we expect our directors to rigorously prepare for, attend and participate in all board and applicable committee meetings. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our directors will attend our annual meeting of stockholders unless a director will not be continuing to serve on the board following such annual meeting. In 2020, each incumbent director attended at least 75% of all meetings of the board of directors and all committees of the board of directors on which he or she served that were held during the period that such director was a member of the board of directors or the applicable committee. Eight of our nine directors at the time of our 2020 annual meeting of stockholders attended the meeting.

Committees

Our board of directors has established three standing committees: an audit committee, a governance and nominating committee and a compensation and HR committee. Each of the audit committee, the governance and nominating committee and the compensation and HR committee operates under a charter approved by our board of directors. Copies of each charter are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and are available in print to any stockholder who requests them from our secretary. The chair of each of our committees is expected to rotate approximately every three to five years, unless the governance and nominating committee recommends otherwise.

Audit Committee

We have a separately designated standing audit committee established by our board of directors for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The members of our audit committee are Mses. Moukheibir and McHugh and Messrs. Owens and Shepard.

Ms. Moukheibir chairs the audit committee. Our audit committee met four times during 2020. Our audit committee assists our board of directors in its oversight of significant risks facing Ironwood, the integrity of our financial statements and our independent registered public accounting firm's qualifications, independence and performance.

Our audit committee's responsibilities include:

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

  •
  reviewing and discussing with management and our independent registered public accounting firm and, as needed, internal auditors or any relevant third party, the quality and adequacy of our internal controls and internal auditing procedures, including any material weaknesses;

2021  Proxy Statement    17

  •
  discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

  •
  discussing with our management any significant risks or exposures facing the company and the related mitigation plans, and discussing with our independent registered public accounting firm any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting and related mitigation plans;

  •
  monitoring our internal control over financial reporting and disclosure controls and procedures;

  •
  working with management to formulate a mitigation plan and reviewing the company's compliance with such mitigation plan in the event of a significant breakdown or security breach affecting the information technology systems of the company or a third party;

  •
  appointing, retaining, evaluating, overseeing, and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;

  •
  approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee's pre-approval policy;

  •
  discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board, or PCAOB;

  •
  reviewing with the independent registered public accounting firm, to the extent applicable, any matter arising from the audit of the financial statements that was communicated or required to be communicated that both relates to accounts or disclosures that are material to the financial statements and involves especially challenging, subjective or complex auditor judgment;

  •
  reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

  •
  recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

  •
  reviewing with our independent registered public accounting firm all material communications between our management and our independent registered public accounting firm;

  •
  reviewing, updating and recommending to our board of directors approval of our code of business conduct and ethics; and

  •
  establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

Our board of directors has determined that Ms. Moukheibir is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K.

18    Ironwood

Audit Committee Report

In the course of our oversight of Ironwood's financial reporting process, we have (i) reviewed and discussed with management the company's audited financial statements for the fiscal year ended December 31, 2020, (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and (iii) received the written disclosures and the letter from Ernst & Young LLP, the company's independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with us concerning independence, discussed with the independent registered public accounting firm its independence, and considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.

Based on the foregoing review and discussions, we recommended to the board of directors of the company that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

By the Audit Committee,
Catherine Moukheibir, Chair Julie H. McHugh Edward P. Owens Jay P. Shepard

2021  Proxy Statement    19

Governance and Nominating Committee

The members of our governance and nominating committee are Drs. Denner and Olanoff, Mr. Duane and Ms. McHugh. Dr. Olanoff chairs the governance and nominating committee. Our governance and nominating committee met four times during 2020.

Our governance and nominating committee's responsibilities include:

  •
  assisting our board of directors in identifying and recruiting individuals qualified to become members of our board of directors;

  •
  recommending to our board of directors the persons to be nominated for election as directors;

  •
  recommending to our board of directors qualified individuals to serve as committee members;

  •
  performing an annual evaluation of our board of directors and each committee of the board of directors;

  •
  evaluating the need and, if necessary, creating a plan for the continuing education of our directors;

  •
  assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors;

  •
  considering any potential conflicts of interest of members of our board of directors;

  •
  considering our policies with respect to their impact on significant issues of corporate social responsibility; and

  •
  evaluating and approving any requests from our executives to serve on the board of directors of another for-profit company.

Compensation and HR Committee

The members of our compensation and HR committee are Messrs. Dreyfus and Duane and Ms. Kessler. Mr. Dreyfus chairs our compensation and HR committee. Our compensation and HR committee met five times during 2020. Our compensation and HR committee assists our board of directors in fulfilling its responsibilities relating to the compensation of our board of directors and our executive officers.

Our compensation and HR committee's responsibilities include:

  •
  reviewing and approving corporate goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;

  •
  reviewing and recommending to the board our chief executive officer's compensation based on its evaluation of the chief executive officer's and the company's performance;

  •
  reviewing and approving executive officer compensation (other than the chief executive officer), including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

  •
  reviewing and approving our peer companies to evaluate our compensation competitiveness and mix of compensation elements;

  •
  overseeing and administering our incentive compensation plans and equity-based plans and recommending the adoption of new incentive compensation plans and equity-based plans to our board of directors;

20    Ironwood

  •
  reviewing, accessing and making recommendations to our board of directors with respect to director compensation;

  •
  reviewing, approving and overseeing any stock ownership guidelines applicable to executive officers;

  •
  reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

  •
  preparing the compensation and HR committee report required by the SEC;

  •
  making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer;

  •
  overseeing compliance with applicable laws and regulations affecting employee compensation and benefits, including regarding stockholder approval of certain executive compensation matters; and

  •
  reviewing the risks associated with our compensation policies and practices.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation and HR committee is or has at any time during the past fiscal year been an officer or employee of Ironwood. None of the members of our compensation and HR committee has formerly been an officer of Ironwood. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation and HR committee. None of the members of our compensation and HR committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.

How We Are Paid

Under our director compensation policy, effective May 2019, the majority of the compensation that our non-employee directors receive for service on our board of directors is paid in the form of restricted shares of our Class A common stock. Vesting of these shares of restricted stock is contingent on each non-employee director continuing to serve as a member of the board of directors on the last day of each applicable vesting period. If a director ceases serving as a member of our board of directors at any time during the vesting period of a restricted stock award, or RSA, unvested shares will be forfeited on the date of such director's termination of service. Shares of restricted stock granted to directors in 2020 under our director compensation policy were granted under our 2019 Equity Incentive Plan, or our 2019 Plan. Under our 2019 Plan, the aggregate value of all compensation paid or granted to any director for his or her service as a director in any calendar year may not exceed $600,000.

Under our director compensation policy, at each annual meeting of stockholders, our non-employee directors are granted restricted shares of our Class A common stock with a grant date fair value of $250,000, determined based on the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the award is granted, rounded down to the nearest whole share. Such restricted shares vest in full on the date immediately preceding the date of the next annual meeting of stockholders.

Each non-employee director who is first elected to our board of directors will, upon his or her initial election, be granted restricted shares of our Class A common stock with a grant date fair value of $250,000, determined based on the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the

2021  Proxy Statement    21

award is granted, rounded down to the nearest whole share. Such restricted shares vest in three equal installments on the first three anniversaries of the grant date. In addition, under our director compensation policy, if a non-employee director is elected other than at an annual meeting of our stockholders, then upon his or her initial election to our board of directors, such director will be granted the number of restricted shares of our Class A common stock granted to non-employee directors at the most recent annual meeting of our stockholders, prorated based on the number of days between the last annual meeting of our stockholders and the date on which the non-employee director began service with us. Such restricted shares will vest in full on the date immediately preceding the date of the next annual meeting of stockholders.

In addition to equity grants, each non-employee director receives an annual retainer under our director compensation policy for his or her service on our board of directors, as well as additional fees for board chair, committee or committee chair service as follows:

Fees

Annual retainer for members of the board of directors	$50,000 ($80,000 for the chair)
Additional annual retainer for members of the audit committee	$10,000 ($20,000 for the chair)
Additional annual retainer for members of the compensation and HR committee	$7,500 ($15,000 for the chair)
Additional annual retainer for members of the governance and nominating committee	$5,000 ($10,000 for the chair)

All cash fees are payable quarterly in arrears and will be prorated for any quarter of partial service. Each non-employee director may elect, prior to January 1 of the year with respect to which such election will be effective, to receive fully vested shares of our Class A common stock at no cost in lieu of his or her annual cash retainer and any additional cash retainers for board chair, committee or committee chair service set forth above. The number of shares of our Class A common stock issued is determined by dividing the applicable cash retainer(s) the director would be eligible to receive by the closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) on the date the cash fees would otherwise be paid, rounded down to the nearest whole share. Further, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

Director Compensation Table

The following table sets forth information regarding the compensation earned during the year ended December 31, 2020 by each of our directors who served in 2020 other than Mr. Mallon, our former chief executive officer and former member of our board of directors. Mr. Mallon did not receive compensation for his service on our board of directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Total ($)

Mark G. Currie, Ph.D.	$50,000		$218,286		$268,286
Alexander J. Denner, Ph.D.	$7,912	(2)	$400,461	(4)	$408,373
Andrew Dreyfus	$64,977	(3)	$218,286		$283,263
Jon R. Duane	$62,500		$218,286		$280,786
Marla L. Kessler	$57,500		$218,286		$275,786
Julie H. McHugh	$95,000		$218,286		$313,286
Catherine Moukheibir	$70,000		$218,286		$288,286
Lawrence S. Olanoff, M.D., Ph.D.	$60,000		$218,286		$278,286
Edward P. Owens	$60,000		$218,286		$278,286
Jay P. Shepard	$4,728		$411,750	(5)	$416,478

(1)
On June 3, 2020, each non-employee member of our board of directors who was serving on such date received a restricted stock grant in the amount of 21,720 shares of our Class A common stock for service on our board of directors from the date of our 2020 annual meeting of stockholders to the date of our 2021 annual meeting of stockholders, which shares will vest in full on the date immediately preceding the date of our 2021 annual meeting of stockholders, subject to continued service on our board as of the vesting date. The number of shares subject to the restricted stock grant was determined by dividing (i) $250,000 by (ii) the average closing price of our Class A common stock on the Nasdaq Global Select Market for the six months preceding the month of the 2020 annual meeting of stockholders. Each such award of restricted stock had a grant date fair value of $10.05 per share and was granted pursuant to the terms of our director compensation policy and our 2019 Plan. As of December 31, 2020, each non-employee director other than Dr. Denner and Mr. Shepard held 21,720 restricted shares of Class A common stock as a result of this grant and held no other unvested equity awards.

Amounts in the table represent the fair value of these restricted stock grants on the date of grant calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards made in 2020, see Note 14 to our consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K that we filed with the SEC on February 17, 2021. All values reported exclude the effects of potential forfeitures.

(2)
Dr. Denner joined our board of directors on November 9, 2020 and elected to receive this annual retainer in unrestricted shares of our Class A common stock. Dr. Denner received a total of 661 shares of our Class A common stock for such service in 2020.

(3)
Mr. Dreyfus elected to receive this annual retainer in unrestricted shares of our Class A common stock. Mr. Dreyfus received a total of 6,298 shares of our Class A common stock for such service in 2020.

(4)
On November 9, 2020, in connection with his election to our board of directors, Dr. Denner received a restricted stock grant in the amount of 12,258 shares of our Class A common stock, which shares will vest in full on the date immediately preceding the date of our 2021 annual meeting of stockholders, subject to continued service on our board as of the vesting date. The number of shares subject to the restricted stock grant was determined in accordance with the proration formula related to annual equity awards for our directors set forth in our director compensation policy.

Additionally, Dr. Denner received a restricted stock grant related to his initial election to our board in the amount of 24,925 shares of our Class A common stock, which will vest in three equal installments on the first three anniversaries of the date of grant, subject to continued service on our board as of each vesting date. The number of shares subject to this restricted stock grant was determined by dividing (i) $250,000 by (ii) the average closing price of our Class A common stock on the Nasdaq Global Select Market for the six months preceding the month of the date of grant.

Each of the two awards of restricted stock had a grant date fair value of $10.77 per share and were granted pursuant to the terms of our director compensation policy and our 2019 Plan. As of December 31, 2020, Dr. Denner held 37,183 restricted shares of Class A common stock as a result of these grants and held no other unvested equity awards.

22    Ironwood

(5)
On December 3, 2020, in connection with his election to our board of directors, Mr. Shepard received a restricted stock grant in the amount of 10,830 shares of our Class A common stock, which shares will vest in full on the date immediately preceding the date of our 2021 annual meeting of stockholders, subject to continued service on our board as of the vesting date. The number of shares subject to such restricted stock grant was determined in accordance with the proration formula related to annual equity awards for our directors set forth in our director compensation policy.

Additionally, Mr. Shepard received a restricted stock grant related to his initial election to our board in the amount of 24,727 shares of our Class A common stock, which will vest in three equal installments on the first three anniversaries of the date of grant, subject to continued service on our board as of each vesting date. The number of shares subject to this restricted stock grant was determined by dividing (i) $250,000 by (ii) the average closing price of our Class A common stock on the Nasdaq Global Select Market for the six months preceding the month of the date of grant.

Each of the two awards of restricted stock had a grant date fair value of $11.58 per share and were granted pursuant to the terms of our director compensation policy and our 2019 Plan. As of December 31, 2020, Mr. Shepard held 35,557 restricted shares of Class A common stock as a result of these grants and held no other unvested equity awards.

Additional Chair Compensation

In connection with Mr. Mallon's resignation as our chief executive officer and a member of our board of directors, Ms. McHugh is spending additional time providing counsel and guidance to the Company's senior leadership team. In connection with her expanded responsibilities and additional time commitment, the compensation and HR committee recommended and the board of directors approved (i) additional cash compensation of $10,000 per month for Ms. McHugh, retroactive to February 15, 2021, for the period in which she serves in this expanded role (as determined by the board of directors), up to a maximum of six months, and (ii) a grant of 2,500 shares of restricted stock, to vest in full in March 2022, subject to Ms. McHugh's continued service on our board of directors through such vesting date. In making its recommendation to the board, the compensation and HR committee took into account a number of factors, including the scope of additional responsibility and anticipated duration and additional time associated with the expanded role, as well as market data provided by our compensation consultant, Rewards Solutions, Aon, which we refer to throughout this proxy statement as 'Aon,' related to board chair compensation.

Director Stock Ownership Guidelines

In May 2019, we instituted stock ownership guidelines as part of our director compensation policy that provide that each non-employee director must accumulate and continuously hold shares of our Class A common stock with a value equal to or greater than three times the amount of the then-current annual retainer paid to the non-employee director for service on our board of directors (excluding any additional board chair, committee, or committee chair retainers). Non-employee directors are required to achieve this level of ownership by the later of (a) May 30, 2021 (the date which is two years from the date of our 2019 annual meeting of stockholders) and (b) two years from the date the individual began service with us, or the Ownership Date.

Compliance with the stock ownership requirements will be measured on the date of the annual meeting of stockholders each year based on the annual retainer then in effect. Following the Ownership Date, until a non-employee director holds the required ownership level and if such director does not hold the number of shares of our Class A common stock to meet the stock ownership requirements at any time thereafter, such director will be required to retain 100% of any shares of our Class A common stock held or received upon the vesting or settlement of equity awards or the exercise of stock options, in each case, net of shares sold to cover applicable taxes and the payment of any exercise or purchase price (if applicable). Further, following the Ownership Date, to the extent a non-employee director does not hold the number of shares of our Class A common stock that meets this threshold, such director will be automatically deemed to have elected to receive any cash retainer for service on our board of directors or a committee thereof in the form of shares of our Class A common stock in an amount that satisfies the threshold shortfall.

2021  Proxy Statement    23

In addition to the stock ownership guidelines described above, no director may transfer any shares of restricted stock granted pursuant to our director compensation policy that was effective between January 2014 and May 2019, whether the shares of restricted stock are vested or not, while such person is a director of Ironwood, subject to limited exceptions.

We believe our stock ownership guidelines and other transfer restrictions ensure that the interests of our directors, each of whom has equity in the business, are aligned with those of our stockholders and further focus our directors on maximizing long-term value.

24    Ironwood

PROPOSAL 1

# Election of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE **FOR** EACH OF THE CLASS I AND CLASS II DIRECTORS UP FOR ELECTION.

1

Proposal No. 1

In furtherance of the phased-in board declassification process described elsewhere in this proxy statement under the caption Board Size and Terms, our board of directors has nominated each of our current Class I directors—Drs. Currie and Denner and Mr. Duane—and Class II directors—Mses. Kessler and Moukheibir, Dr. Olanoff and Mr. Shepard—for election at the 2021 annual meeting. Each of Drs. Currie, Denner and Olanoff, Messrs. Duane and Shepard and Mses. Kessler and Moukheibir has indicated his or her willingness to serve if elected and has consented to be named in the proxy statement. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy card as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our board of directors.

Vote Required

The seven nominees for director with the highest number of affirmative votes will be elected as directors to serve for one year and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

2021  Proxy Statement    27

Our Executives

Who We Are

The following table sets forth certain information, as of April 22, 2021, with respect to each of our executive officers.

Name	Age	Position(s)

Gina Consylman, CPA	49	Senior Vice President, Chief Financial Officer
Thomas McCourt	63	President and Interim Chief Executive Officer
Jason Rickard	50	Senior Vice President, Chief Operating Officer
Michael Shetzline, M.D., Ph.D.	62	Chief Medical Officer, Senior Vice President and Head of Drug Development

GINA CONSYLMAN, CPA Senior Vice President, Chief Financial Officer of Ironwood Pharmaceuticals, Inc. Age: 49 Joined Ironwood 2014

•

Ms. Consylman has served as our senior vice president, chief financial officer since November 2017. Ms. Consylman previously served as our interim chief financial officer from September 2017 to November 2017, and as our vice president of finance and chief accounting officer from August 2015 to November 2017. She also previously served as our vice president, corporate controller and chief accounting officer from 2014 to 2015.

•

Prior to joining Ironwood, Ms. Consylman served as vice president, corporate controller and principal accounting officer of Analogic Corporation, or Analogic, (which was acquired by funds affiliated with Altaris Capital Partners, LLC) from 2012 to 2014, where she oversaw Analogic's global accounting team.

•

Prior to joining Analogic, Ms. Consylman served in various finance roles at Biogen Inc., or Biogen, from 2009 to 2012, culminating in her service as senior director, corporate accounting where she was responsible for the accounting teams for the corporate and U.S. commercial business units.

•

Before joining Biogen, Ms. Consylman also served as corporate controller at Varian Semiconductor Equipment Associates, Inc. (subsequently acquired by Applied Materials, Inc.)

•

Ms. Consylman currently serves on the board of directors and chair of the audit committee of Verastem, Inc. and as a member of the board of directors and member of the audit committee of Assembly Biosciences, Inc. Ms. Consylman, a Certified Public Accountant, began her career in public accounting at Ernst & Young LLP. She holds a B.S. in accounting from Johnson & Wales University and a M.S. in taxation from Bentley University.

28    Ironwood

THOMAS McCOURT President and Interim Chief Executive Officer of Ironwood Pharmaceuticals, Inc. Age: 63 Joined Ironwood 2009

•

Mr. McCourt has served as our president since April 2019 and as our interim chief executive officer since Mr. Mallon's resignation in March 2021. Prior to April 2019, Mr. McCourt served as our senior vice president of marketing and sales and chief commercial officer since joining Ironwood in 2009.

•

Prior to joining Ironwood, Mr. McCourt led the U.S. brand team for denosumab at Amgen Inc. from 2008 to 2009. Prior to that, Mr. McCourt was with Novartis AG from 2001 to 2008, where he directed the launch and growth of ZELNORM™ for the treatment of patients with IBS-C and CIC and held a number of senior commercial roles, including vice president of strategic marketing and operations.

•

Mr. McCourt was also part of the founding team at Astra-Merck Inc., leading the development of the medical affairs and science liaison group and then serving as brand manager for PRILOSEC® and NEXIUM®.

•

Mr. McCourt serves on the board of directors of Acceleron Pharma Inc., including as a member of the audit committee and the chair of the nominating and governance committee, and on the board of trustees for the American Society of Gastrointestinal Endoscopy (ASGE). Mr. McCourt has a degree in pharmacy from the University of Wisconsin.

JASON RICKARD Senior Vice President, Chief Operating Officer of Ironwood Pharmaceuticals, Inc. Age: 50 Joined Ironwood 2012

•

Mr. Rickard has served as our chief operating officer since April 2020. Prior to his appointment as the company's senior vice president, chief operating officer, Mr. Rickard had been the company's senior vice president, operations since July 2018, in which capacity he led the company's manufacturing, pharmaceutical development, quality, human resources, information technology and facilities functions. Before becoming senior vice president, operations, Mr. Rickard served as the company's vice president global operations and information technology from July 2015 to July 2018; vice president global operations from 2014 to July 2015; vice president commercial manufacturing supply chain from 2013 to 2014; and head of supply chain from 2012 to 2013.

•

Prior to joining Ironwood, Mr. Rickard was with Genentech, Inc. from 2000 to 2012 in roles of increasing responsibility in manufacturing and supply chain. Mr. Rickard began his career as a mechanical engineer at AMOT Controls Corporation.

•

Mr. Rickard holds an M.S. from California State University—Sacramento and a B.S. from California State University—Chico, both in mechanical engineering.

2021  Proxy Statement    29

MICHAEL SHETZLINE, M.D., Ph.D. Chief Medical Officer, Senior Vice President and Head of Drug Development of Ironwood Pharmaceuticals, Inc. Age: 62 Joined Ironwood 2019

•

Dr. Shetzline has served as our chief medical officer, senior vice president and head of drug development since January 2019. Dr. Shetzline is a gastroenterologist and internist, with more than 25 years of experience in the biopharmaceutical industry and academia.

•

Before joining Ironwood, Dr. Shetzline was vice president and head of gastroenterology clinical sciences at Takeda Pharmaceuticals International Co., or Takeda, a global pharmaceutical company, where he led global clinical development for all GI assets from January 2015 to January 2019.

•

Prior to Dr. Shetzline's role at Takeda, Dr. Shetzline served as vice president and global head of gastroenterology at Ferring International Pharmascience Center U.S., Inc., or Ferring, from 2012 to January 2015, during which he led Ferring's clinical development programs in gastroenterology. Before that, Dr. Shetzline was vice president and global program head crossing multiple therapeutic areas and head of translational medicine GI discovery at Novartis Pharmaceuticals AG from 2002 to 2012.

•

Dr. Shetzline also served as gastroenterology program director and assistant professor of medicine at Duke University Medical Center from 1997 to 2002. Dr. Shetzline has published over 40 full papers and book chapters and acted as a reviewer for a range of medicine journals.

•

Dr. Shetzline earned his M.D. and Ph.D. from The Ohio State University in physiology and medicine. Dr. Shetzline completed his internal medicine residency and fellowship in gastroenterology and served on the faculty as a National Institutes of Health supported physician scientist at Duke University Medical Center.

•

Dr. Shetzline is a Fellow of the American College of Physicians, the American College of Gastroenterology, and the American Gastroenterological Association and certified by the American Board of Internal Medicine.

30    Ironwood

Executive Compensation

Compensation Discussion and Analysis

Compensation Highlight: Performance-based Restricted Stock Units

Our executive equity compensation program continued to evolve in 2020 and 2021. One key highlight is the addition of performance-based restricted stock units, or PSUs, granted to our named executive officers.

In 2020, PSUs replaced stock options in our 2020 executive compensation program to further tie executive compensation to corporate performance and stockholder value. The PSUs awarded in March 2020 may be earned over a two to three-year performance period based on corporate achievement in three categories: (1) gaining the U.S. FDA acceptance of one or more additional NDAs through internal development or acquisition of development-stage or commercial-stage programs, (2) achieving cumulative adjusted organic EBITDA goals, and (3) realizing specified levels of relative stockholder return, or rTSR.

In 2021, to further tie the compensation of our named executive officers to stockholder value, our compensation and HR committee determined to have an rTSR performance goal as the sole PSU performance metric in our 2021 executive equity compensation program, as measured over a three-year performance period against an expanded peer group.

Additional information on PSUs awarded to our named executive officers in 2020 and 2021 is provided under the respective captions 2020 Annual Equity Awards and 2021 Annual Equity Awards, below.

Stockholder Engagement and Say-On-Pay Vote Consideration

Feedback from stockholders is an essential part of our executive compensation decision-making process. Our company engages with many of our largest stockholders on an annual basis. We invite feedback on a wide variety of topics including corporate strategy, capital allocation, governance, and executive compensation. In 2020, senior management met with the majority of Ironwood's largest 20 stockholders, which represented over 85% of our outstanding shares as of December 31, 2020. In addition, Alexander J. Denner, Ph.D., who is the chief investment officer of Sarissa Capital Management LP, one of our largest stockholders, joined our board in November 2020.

Our stockholders also have the opportunity to cast a non-binding advisory vote on named executive officer compensation, or a "say-on-pay" vote, every year. This allows our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices. We believe this enables us to further align our compensation programs with our stockholders' interests and to enhance our ability to consider stockholder feedback as part of our annual compensation review process. We sought stockholder input on our executive compensation program through the say-on-pay vote at our 2020 annual meeting of stockholders and approximately 84% of votes cast by our stockholders voted in support of our named executive officer compensation.

2021  Proxy Statement    31

Named Executive Officers: Goals and Accomplishments

Named Executive Officers for 2020

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table, or our named executive officers. Provided below are material factors we believe are relevant to an analysis of these policies and decisions. Our named executive officers for 2020 were:

  •
  Mark Mallon, former chief executive officer;

  •
  Gina Consylman, chief financial officer and senior vice president;

  •
  Thomas McCourt, president and interim chief executive officer;

  •
  Jason Rickard, chief operating officer and senior vice president; and

  •
  Michael Shetzline, M.D., Ph.D., chief medical officer, senior vice president and head of drug development.

Mr. Rickard and Dr. Shetzline became executive officers of Ironwood effective April 17, 2020. Effective March 12, 2021, Mr. Mallon resigned from his position as Ironwood's chief executive officer and Mr. McCourt became our interim chief executive officer in addition to his continued service as our president. For more information on our chief executive officer transition, please see Chief Executive Officer Transition elsewhere in this proxy statement.

Goals and Accomplishments

In late 2019, our board, with input from senior management, established what it believed were challenging corporate performance goals for 2020, the achievement of which would further the accomplishment of our long-term business plan. These goals included LINZESS net sales growth as well as the attainment of certain financial targets, in each case, based on the Company's board-approved operating plan for 2020. In early 2020, our compensation and HR committee approved the relative weighting of our corporate performance goals for 2020.

Our named executive officers (except Mr. Mallon) were evaluated based on the level of achievement of the 2020 corporate goals and their achievements in 2020, including additional individual goals that contributed toward, and related directly to, the accomplishment of the 2020 corporate goals. The compensation and HR committee and board determined to equate Mr. Mallon's individual performance with the company's overall corporate performance, and, as a result, assessed Mr. Mallon's performance based on the achievement of the 2020 corporate performance goals and accomplishments. Performance measured against the 2020 corporate and individual goals (as applicable) was used, in part, in determining salary adjustments and cash bonus awards for our named executive officers in early 2021.

As described in more detail elsewhere in this proxy statement under Compensation Determination Process, beginning in 2021, our board became responsible for assessing the Company's performance against its pre-determined corporate goals. Thus, in January 2021, our board determined that the 2020 company performance achievement multiplier, which was used as a key consideration in determining executive compensation awarded for 2020 performance, was 101%. When assessing corporate performance for 2020, our board noted that certain of our corporate goals for 2020 were met or exceeded despite the challenges posed by the COVID-19 pandemic. No COVID-19-related adjustments were made to goals, expectations or compensation targets for our named executive officers in 2020.

32    Ironwood

The level of achievement against our 2020 corporate performance goals, as determined by our board in early 2021, was as follows:

Corporate Goal	Stockholder Impact	Achievements	Target Percentage (%)	Actual Level of Achievement (%)

Drive LINZESS Growth	Grows the revenue base	• Exceeded target U.S. LINZESS net sales of $892 million with compliance excellence • Obtained U.S. FDA approval of sNDA to include IBS-C overall abdominal symptoms data LINZESS label	30%	40%

Advance our Pipeline	Advances future business growth and profitability	• Obtained Phase III data from IW-3718 program and made data-driven "go/no go" decision to discontinue development of IW-3718 • Obtained Phase II data from MD-7246 clinical trial ahead of schedule and made data-driven decision to discontinue development of MD-7246	30%	30%

Expand our impact in GI	Supports potential for long-term growth and profitability	• In connection with a U.S. disease education and promotional agreement with Alnylam Pharmaceuticals, Inc., Ironwood efforts contributed to >25 patients starting on GIVLAARI® (givosiran) treatment	20%	6%

Invigorate Ironwood	Helps to attract, motivate and retain top talent	• Built new GI capabilities and expertise • Strengthened and advanced equality, diversity & inclusion (ED&I) initiatives	5%	5%

Strengthen our financial profile	Enables Ironwood to invest thoughtfully without reliance on capital markets	• Exceeded target revenue of $372 million, target adjusted EBITDA* of $105 million, and target cash from operations of $135 million • Delivered 2nd full year of profitability	15%	20%

		Totals	100%	101%

	Stretch Goals for Additional Potential Achievement		50%	0%

		TOTALS	150%	101%

* Adjusted EBITDA from continuing operations was calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood's 2.25% convertible notes due 2022, restructuring expenses, from GAAP net income (loss) from continuing operations.

2021  Proxy Statement    33

In support of the 2020 corporate goals identified above, at the beginning of 2020 as well as throughout 2020 in response to changes in the business, Mr. Mallon assigned ownership of a specific subset of goals to each of our named executive officers, as follows:

Name	Summary of Individual Goals

Gina Consylman

•

Deliver target adjusted EBITDA from continuing operations

•

Generate cash from operations, requiring substantial management judgment and discipline, including efficient decision-making and cost-center level accountability across all aspects of the business

•

Evaluate inorganic opportunities in effort to drive further value including completing three GI deep dives and identifying a potential mid/late-stage asset

•

Lead corporate strategy, investor relations and corporate communications activities to gain alignment on a refreshed corporate strategy

Thomas McCourt

•

Deliver LINZESS net trade sales and total revenue targets

•

Grow the value of IW-3718 in refractory GERD and advance MD-7246 IBS-D pain program and additional early-stage pipeline assets

•

Maximize the value delivered from our salesforce optimizing our GIVLAARI partnership with Alnylam Pharmaceuticals, Inc. and securing an additional commercial product

•

Establish one new innovative payer contract working with our commercial partner for LINZESS, AbbVie, during 2020 in an effort to stabilize and ultimately improve net price

•

Build needed capabilities aimed at becoming the recognized leader in GI including optimizing our sales force, enhancing healthcare provider engagement, and certain talent upgrades

Jason Rickard

•

Lead the company's response to the COVID pandemic*

•

Facilitate the smooth transition of all linaclotide international supply responsibilities to AstraZeneca AB and Astellas Pharma Inc.

•

Execute operations relative to IW-3718 and MD-7246 programs including pharmaceutical development, supply chain and GxP quality

•

Further IT operational efficiencies including optimizing certain enterprise systems

•

Lead the company's reduction in force effort*

•

Deliver on our people priorities; inspire through our mission and strategy, advance our equality, diversity and inclusion program and grow/challenge our people with targeted individual development programs

Michael Shetzline, M.D., Ph.D.

•

Gain approval of sNDA to reflect results of Phase IIIb trial in LINZESS label, negotiating and securing additional language with the U.S. FDA documenting the relief of overall abdominal symptoms of IBS-C in the LINZESS product label

•

Obtain IW-3718 top-line Phase III data in refractory GERD, implementing programs to accelerate screening and participant recruitment and gaining U.S. FDA consent to certain trial design changes to strengthen the overall program

•

Make go / no go decision on IW-3718 based on the clinical outcomes with a thorough assessment on strategic implications under various scenarios

•

Complete the data analysis and make go / no go decision on MD-7246 based on the clinical outcomes with a thorough assessment on strategic implications under various scenarios

•

Co-lead the GI landscape assessment to evaluate the existence and accessibility of GI assets across the industry, identifying and prioritizing potential assets

•

Establish a team of world class experts and trusted opinion leaders in gastroenterology to provide valued insight and advice to the drug development and commercial teams

* Additional goal added during 2020 in response to changing business needs.

34    Ironwood

In early 2021, Mr. Mallon evaluated the individual performance in 2020 of each of the named executive officers (other than himself) and provided feedback and made recommendations to our compensation and HR committee. The committee then determined the named executive officers' compensation, taking into account Ironwood's level of achievement of its corporate goals as determined by our board and the fact that each named executive officer strongly met or exceeded performance expectations for 2020, as well as peer group and other market data from the competitive assessment undertaken by our compensation and HR committee's independent compensation consultant, Aon, as discussed below.

Additional information on the basis for decisions about 2020 compensation relating to our named executive officers is available throughout this section and elsewhere in this proxy statement under the captions Role of the Compensation and HR Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis.

Compensation Decisions for 2020 and 2021

Named Executive Officer Compensation Program

As in prior years, the three primary elements of our executive compensation program are base salary, cash bonus and long-term equity incentive compensation.

Base Salary

Base salaries are determined at an executive's commencement of employment and are generally re-evaluated annually and adjusted, if warranted, to realign salaries with market levels or in connection with promotions or other changes in role and to reflect the performance of the named executive officer. In determining whether to adjust or recommend an adjustment to a named executive officer's base salary, our compensation and HR committee takes into consideration factors such as our corporate performance in prior years, general economic factors and compensation parity among our named executive officers, as well as the abilities, performance and experience of the named executive officer. Our compensation and HR committee also reviews our named executive officers' past compensation at the company and market data. Beginning in 2021, our compensation and HR committee recommends, and our board approves, compensation determinations for our chief executive officer. Please see Role of the Compensation and HR Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis for further information.

In January 2020, our compensation and HR committee reviewed and approved base salaries for 2020 for Mr. Mallon, Ms. Consylman and Mr. McCourt. The increases in base salary for Mr. Mallon, Ms. Consylman and Mr. McCourt were based on our compensation and HR committee's determination that we achieved 130% of our corporate goals in 2019 and, in the case of Ms. Consylman and Mr. McCourt, recognition that each executive far exceeded all or substantially all of her or his respective individual goals for 2019. These base salary determinations also took into account peer group and other market data from the Aon competitive assessment discussed below. In addition, the increase in base salary for Mr. McCourt in 2020 includes an adjustment to better align his base salary with the external market in his role as the company's president. In April 2020, the compensation and HR committee also ratified and approved 2020 base salaries for Mr. Rickard and Dr. Shetzline, in connection with their respective designation as executive officers of the company. In ratifying and approving Mr. Rickard and Dr. Shetzline's respective base salaries, our compensation and HR committee considered a number of factors, including each of Mr. Rickard and Dr. Shetzline's backgrounds, the compensation paid to executives in similar positions at our peer group companies and other benchmark data, and executive compensation parity within Ironwood, as well as input from Aon.

2021  Proxy Statement    35

Base salary information for 2020 compared to base salary information for 2019 for our named executive officers, as applicable, is as follows:

Named Executive Officer	2019 Base Salary	2020 Base Salary	Increase ($)	Increase (%)

Mark Mallon	$750,000	$772,500	$22,500	3%
Gina Consylman	$480,000	$494,400	$14,400	3%
Thomas McCourt	$520,000	$556,400	$36,400	7%
Jason Rickard	*	$456,750	*	*
Michael Shetzline, M.D., Ph.D.	*	$448,050	*	*

* Mr. Rickard and Dr. Shetzline became executive officers of Ironwood effective April 17, 2020.

In February 2021, our compensation and HR committee reviewed and approved base salaries for our named executive officers for 2021. Base salary information for 2021 compared to base salary information for 2020 for each of our named executive officers is as follows:

Named Executive Officer	2020 Base Salary	2021 Base Salary	Increase ($)	Increase (%)

Gina Consylman	$494,400	$509,400	$15,000	3%
Thomas McCourt	$556,400	$573,200	$16,800	3%
Jason Rickard	$456,750	$484,200	$27,450	6%
Michael Shetzline, M.D., Ph.D.	$448,050	$484,000	$35,949	8%

The compensation and HR committee did not recommend, and the board did not increase, Mr. Mallon's base salary in 2021 because Mr. Mallon had provided notice of his intent to resign from the company at the time salary determinations for 2021 were made. Information on Mr. McCourt's salary for his service as our interim chief executive officer beginning in March 2021 is available elsewhere in this proxy statement under the caption Chief Executive Officer Transition.

Cash Bonus

Our cash bonus program is designed to reward the achievement of our annual corporate goals and individual goals. The program is also intended to foster and support our performance-driven culture by setting clear, high-value goals, rewarding outstanding performers and making sure our employees know clearly that we value their contributions. Each target bonus award, expressed as a percentage of an executive's base salary, is determined annually and is based on the extent to which we achieved our corporate goals for the preceding year, as well as the executive's individual performance in that year against his or her individual goals. In 2020, Mr. Mallon's target bonus was 75% of his base salary, Ms. Consylman's target bonus was 50% of her base salary, and Mr. McCourt's target bonus was 60% of his base salary. Upon their designation as executive officers in April 2020, the compensation and HR committee ratified and approved Mr. Rickard and Dr. Shetzline's target bonus percentages for 2020, which for Mr. Rickard was 50% of his base salary and for Dr. Shetzline was 40% of his base salary. We believe that these target bonus percentages align the target cash compensation of our named executive officers with that of our peers, place appropriate emphasis on achievement of our annual performance objectives and facilitate recruiting, retaining and motivating our executive officers.

36    Ironwood

For each of our named executive officers, 70% of each cash bonus award paid in 2021 for 2020 performance was based solely on the achievement of our corporate goals and 30% was based on the named executive officer's achievement of his or her individual goals, which, as described above for named executive officers other than Mr. Mallon, included specific accountability for certain of our corporate goals. In recommending for approval by the board the amount of Mr. Mallon's cash bonus to be paid in 2021 for 2020 performance, our compensation and HR committee equated Mr. Mallon's individual performance to the company's 2020 performance achievement multiplier of 101%. The board reviewed and followed this recommendation in approving Mr. Mallon's cash bonus award for 2020 performance, which he remained eligible to receive as a result of being employed as our chief executive officer on the date cash bonus awards for 2020 performance were paid in 2021.

The following summarizes the calculation of our named executive officers' cash bonus awards paid in 2021 for 2020 performance:

Component Calculation

Company Performance Only Component (Weighted 70%)	70% Weighting	×	Target Bonus	×	Corporate Performance Achievement Multiplier			=	Company Performance Only Component Payout
+
Company and Individual Performance Component (Weighted 30%)	30% Weighting	×	Target Bonus	×	Corporate Performance Achievement Multiplier	×	Individual Performance Achievement Multiplier	=	Company and Individual Performance Component Payout

Total Annual Bonus Payout

This approach was intended to closely align cash bonus award payouts with the achievement of our corporate goals, while taking into account individual performance (or, in the case of Mr. Mallon, equating company performance with individual performance) and making bonus determinations in a transparent way. As described above, the company performance achievement multiplier for 2020 was 101%. In February 2021, our compensation and HR committee determined that each of our named executive officers, other than Mr. Mallon, strongly met or exceeded performance expectations for 2020, resulting in the following individual performance achievement multipliers and bonus ratios to target bonus percentage (after applying the 70%/30% weighting and taking into account the company performance achievement multiplier of 101%): Ms. Consylman, 120% individual performance, resulting in actual bonus to target bonus ratio of 107%; Mr. McCourt, 120% individual performance, resulting in actual bonus to target bonus ratio of 107%; Mr. Rickard, 140% individual performance, resulting in actual bonus to target bonus ratio of 113%; and Dr. Shetzline, 125% individual performance, resulting in actual bonus to target bonus ratio of 109%. As described above, our compensation and HR committee also recommended and our board determined that Mr. Mallon's individual performance achievement multiplier was 101% on the basis that such multiplier was equal to the corporate performance achievement multiplier of 101%. The compensation and HR committee (or the board, in the case of Mr. Mallon) reviewed and approved the following bonuses for 2020 performance for our named executive officers:

Named Executive Officer	Annual Cash Bonus for 2020 Performance

Mark Mallon	$585,169
Gina Consylman	$264,652
Thomas McCourt	$357,409
Jason Rickard	$258,338
Michael Shetzline, M.D., Ph.D.	$194,588

2021  Proxy Statement    37

In addition to the annual cash bonus for 2020 performance described above, in January 2020, Dr. Shetzline received a payment of $100,000, reflecting the second installment of his sign-on bonus under the terms of his employment offer letter.

Long-Term Equity Awards

Long-term equity incentive compensation granted in 2020 represented, on average, approximately 70% of each named executive officer's total compensation for the year (based on the grant date fair value of equity awards, with PSU awards measured at target). We believe this emphasis on equity, and particularly performance-based equity, strongly reinforces the principle of "pay for performance", and closely ties our executives' pay outcomes to stockholder value creation. We also use equity awards as our incentive vehicle for long-term compensation to attract, reward and retain our named executive officers and to align the interests of our named executive officers with those of stockholders. We typically grant equity awards in the first quarter of each year based on our performance in the prior year. Throughout the year, our compensation and HR committee may award additional grants as circumstances warrant. Our compensation and HR committee does not apply a rigid formula in allocating equity awards to our named executive officers as a group or to any particular named executive officer, but sets an equity pool each year based on peer group and other market data from the Aon competitive assessment discussed below. In addition to peer group and market data, our compensation and HR committee also considers other factors, including input from Aon and amount of unvested equity held by a named executive officer, in determining the size of individual equity awards.

  2020 Annual Equity Awards

In 2020, our compensation and HR committee decided to introduce PSUs into our 2020 executive equity compensation program in an effort drive accountability to achieve key milestones and deliver stockholder returns. In introducing PSUs in 2020 and providing for an equal number of PSUs and RSUs to our named executive officers, the compensation and HR committee sought to design a 2020 executive equity compensation program that provides the appropriate combination of equity awards to incentivize performance, align executive interests with those of our stockholders, and encourage executive retention.

To facilitate the transition in 2020 from the use of stock options, which vested on a monthly basis, to PSUs, which were subject to two or three year performance periods, 2020 RSU grants to our named executive officers vest as to approximately 33% of the underlying shares on each approximate anniversary of the grant date of the award. Performance goals underlying 2020 PSU awards must be achieved over a two to three-year performance period based, in part, on our long-range operating plan. Our compensation and HR committee selected the following performance goals for our 2020 PSU awards, which were intended to drive executive accountability for delivering value to our stockholders:

1)
Gaining the U.S. FDA's acceptance of one or more additional NDAs through internal development or acquisition of development-stage or commercial-stage programs, or NDA Acceptance PSUs;

2)
Growing revenue and controlling expenses as measured by cumulative adjusted organic EBITDA, or Adjusted EBITDA PSUs; and

3)
Realizing rTSR goals, or 2020 rTSR PSUs.

38    Ironwood

The 2020 PSUs use the following metrics, weighting and vesting opportunity:

Performance Metric	Weight	Performance Period	Threshold Goals (50% attainment)	Target Goals (100% attainment)	Stretch Goals (200% attainment)

NDA Acceptance PSUs	40%	Ending December 2022	N/A	Acceptance by the U.S. FDA of an NDA for IW-3718 or other internal or external development program	Acceptance by the U.S. FDA of two NDAs, including IW-3718 and/or other internal or external development programs
Adjusted EBITDA PSUs	30%	2020 - 2021 Cumulative Target	Threshold cumulative adjusted organic EBITDA through 2021	Target cumulative adjusted organic EBITDA through 2021	Stretch target cumulative adjusted organic EBITDA through 2021
2020 rTSR PSUs	30%	Ending December 2022	rTSR at the 25th percentile compared to rTSR peer group through 2022	rTSR at the 50th percentile compared to rTSR peer group through 2022	rTSR at the 75th percentile compared to rTSR peer group through 2022

Our compensation consultant, Aon, assisted our compensation and HR committee with assessing our profile and market characteristics versus several potential benchmarks and then identifying a peer group of commercial pharmaceutical and biotechnology companies for purposes of the 2020 rTSR PSUs. At the time they were designated, the peer group identified for the purposes of the 2020 rTSR PSUs ranged between $750 million and $10 billion in market capitalization; Ironwood's market capitalization at that time was at the 47th percentile relative to this custom peer group. Our compensation and HR committee then approved the following custom rTSR measurement peer group for the 2020 rTSR PSUs, which included all of our executive compensation peers at the time the custom rTSR peer group was designated:

2021  Proxy Statement    39

ACADIA Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.
Aerie Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc
Agios Pharmaceuticals, Inc.	Karyopharm Therapeutics Inc.
Akcea Therapeutics, Inc.	Ligand Pharmaceuticals Incorporated
Akebia Therapeutics, Inc.	Momenta Pharmaceuticals, Inc.
Alkermes plc	OPKO Health, Inc.
Amicus Therapeutics, Inc.	Pacira BioSciences, Inc.
Amphastar Pharmaceuticals, Inc.	Perrigo Company plc
bluebird bio, Inc.	Portola Pharmaceuticals, Inc.
Blueprint Medicines Corporation	Prestige Consumer Healthcare Inc.
Catalent, Inc.	PTC Therapeutics, Inc.
Coherus BioSciences, Inc.	Radius Health, Inc.
Corcept Therapeutics Incorporated	Sage Therapeutics, Inc.
Eagle Pharmaceuticals, Inc.	Sarepta Therapeutics, Inc.
Emergent BioSolutions Inc.	Spectrum Pharmaceuticals, Inc.
Endo International plc	Supernus Pharmaceuticals, Inc.
Exelixis, Inc.	Taro Pharmaceutical Industries Ltd.
Flexion Therapeutics, Inc.	Theravance Biopharma, Inc.
GW Pharmaceuticals plc	Ultragenyx Pharmaceutical Inc.
Halozyme Therapeutics, Inc.	United Therapeutics Corporation
Heron Therapeutics, Inc.	Vanda Pharmaceuticals Inc.
Horizon Therapeutics Public Limited Company	Veracyte, Inc.
Insmed Incorporated	Vericel Corporation
Intercept Pharmaceuticals, Inc.

40    Ironwood

In 2020, our named executive officers were granted the following equity awards under our 2019 Plan:

Named Executive Officer	2020 Annual PSU Grant (# of Shares of Class A common stock Subject to PSUs) (at target)		2020 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)

Mark Mallon	221,061		221,061
Gina Consylman	68,327		68,327
Thomas McCourt	100,482		100,482
Jason Rickard	60,289		60,289
Michael Shetzline, M.D., Ph.D.	48,875	*	48,875	*

* Comprised of 28,135 PSUs and 28,135 RSUs granted in February 2020, as well as an additional 20,740 PSUs and 20,740 RSUs granted in April 2020 in connection with Dr. Shetzline's designation as an executive officer of the company. The compensation and HR committee approved this additional award based on Aon's input and in order to further align Dr. Shetzline's unvested equity position with that of the other executive officers. The PSUs and RSUs granted to Dr. Shetzline in April 2020 were subject to the same terms as described above related to equity grants to named executive officers in 2020.

In connection with their designation as executive officers of the company in April 2020, the compensation and HR committee ratified and approved the PSU and RSU grants listed above for Mr. Rickard and Dr. Shetzline.

As of the date of this proxy statement, none of the PSUs granted in 2020 had vested.

  2021 Annual Equity Awards

In early 2021, our compensation and HR committee again determined, as it had in 2020, that the annual long-term equity incentive compensation awards for our named executive officers should consist of an approximately even number of PSUs and RSUs. The compensation and HR committee chose rTSR performance as the sole PSU performance metric in our 2021 executive equity compensation program to further tie the compensation of our named executive officers to stockholder value. Aon assisted the compensation and HR committee with identifying a peer group specifically for purposes of the rTSR measurement goal related to the PSUs granted in 2021, or the 2021 rTSR PSUs, which group differed from the peer group selected for the 2020 rTSR PSUs. At the time they were designated, the peer group identified for the purposes of the 2021 rTSR PSUs consisted of commercial pharmaceutical and biotechnology companies that ranged between $750 million and $10 billion in market capitalization; Ironwood's market capitalization at that time was at the 39th percentile relative to this custom peer group. Our compensation and HR committee then approved the following custom rTSR measurement peer group for the 2021 rTSR PSUs, which included all of our executive compensation peers with the exceptions of Akcea Therapeutics, Inc., which was acquired, and Horizon Therapeutics plc, which had exceeded the market capitalization range at the time the 2021 rTSR PSU peer group was designated:

2021  Proxy Statement    41

ACADIA Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc
Acceleron Pharma Inc.	Karyopharm Therapeutics Inc.
Agios Pharmaceuticals, Inc.	Kronos Bio, Inc.
Alkermes plc	Ligand Pharmaceuticals Incorporated
Amarin Corporation plc	MannKind Corporation
Amicus Therapeutics, Inc.	MiMedx Group, Inc.
Amphastar Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.
Biohaven Pharmaceutical Holding Company Ltd.	Ocular Therapeutix, Inc.
bluebird bio, Inc.	Omeros Corporation
Blueprint Medicines Corporation	OPKO Health, Inc.
Coherus BioSciences, Inc.	Pacira BioSciences, Inc.
Corcept Therapeutics Incorporated	Perrigo Company plc
Deciphera Pharmaceuticals, Inc.	Prestige Consumer Healthcare Inc.
Emergent BioSolutions Inc.	PTC Therapeutics, Inc.
Endo International plc	Radius Health, Inc.
Epizyme, Inc.	Revance Therapeutics, Inc.
Esperion Therapeutics, Inc.	Sage Therapeutics, Inc.
Exelixis, Inc.	Sorrento Therapeutics, Inc.
Global Blood Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.
GW Pharmaceuticals plc	Taro Pharmaceutical Industries Ltd.
Halozyme Therapeutics, Inc.	Theravance Biopharma, Inc.
Harmony Biosciences Holdings, Inc.	United Therapeutics Corporation
Heron Therapeutics, Inc.	Veracyte, Inc.
Insmed Incorporated	Vericel Corporation
Intercept Pharmaceuticals, Inc.	Viela Bio, Inc.
Ionis Pharmaceuticals, Inc.	Zogenix, Inc.

In February 2021, our named executive officers (other than Mr. Mallon) were granted RSUs and, in March 2021, our named executive officers (other than Mr. Mallon) were granted PSUs, in each case under our 2019 Plan. Unlike the RSUs granted in 2020, which vest in equal installments over three years to facilitate a transition in 2020 away from stock options that vested on a monthly basis, RSUs granted in 2021 vest as to approximately 25% of the underlying shares on each approximate anniversary of the grant date of the award, which is the vesting schedule typically used for RSU awards granted to employees. As stated previously, the 2021 PSU awards are subject to a single rTSR performance goal, which is measured over a three-year performance period ending December 31, 2023.

42    Ironwood

The RSU and PSUs granted to our named executive officers (other than Mr. Mallon) in February and March of 2021, respectively, were as follows:

Named Executive Officer	2021 Annual PSU Grant (# of Shares of Class A common stock Subject to PSUs) (at target)	2021 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)

Gina Consylman	84,541	84,951
Thomas McCourt	144,927	145,631
Jason Rickard	84,541	84,951
Michael Shetzline, M.D., Ph.D.	57,971	58,252

In making its determinations with respect to the size of equity awards awarded to each of our named executive officers, our compensation and HR committee took into account peer group and other market data from the Aon competitive assessment discussed below, as well as other factors including each executive's current equity holdings, expected future contributions and retention. Mr. Mallon did not receive equity awards in 2021 because he had provided notice of his intent to resign from the company at the time annual equity awards were granted.

Executive Severance Agreements and Benefits in the Event of a Change of Control

The severance arrangements that we have with our named executive officers, as well as other benefits provided in the event of a change of control, are described elsewhere in this proxy statement under the captions Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control and Potential Payments Upon Termination or Change of Control. Severance benefits are only payable if the named executive officer has complied with all of our rules and policies, has executed a separation agreement that includes a release of claims and complies with his or her post-employment nondisclosure, noncompetition and non-solicitation obligations. We believe that offering these payments and benefits assists us in recruiting, retaining and motivating executive officers, facilitates the operation of our business, allows our named executive officers to better focus their time, attention and capabilities on our business, and provides for a clear and consistent approach to managing departures with mutually understood separation benefits.

Other Compensation

We maintain broad-based benefits, including health insurance, life and disability insurance, dental insurance, fitness and transportation stipends, and a 401(k) plan with a 75% matching company contribution on the first $8,000 of an employee's annual contribution, which are provided to all employees.

We also maintain a relocation program under which we make certain benefits available to newly hired and existing employees, including our named executive officers, who are relocating to accept a new position with the company. Our relocation program covers reasonable expenses associated with the move and certain relocation services, including, as applicable, temporary housing assistance payments and a lump-sum relocation allowance, departure home sale assistance, rental assistance, new home search assistance, home purchase assistance, moving of household goods and vehicles assistance, and reimbursement of final trip expenses to the new area. We also provide tax assistance to our relocating employees to cover the costs associated with certain non-deductible relocation expenses, as we believe that this benefit is important to our ability to attract employees. Under our relocation program, participants are required to pay back the full amount of all relocation reimbursements in the event that they voluntarily terminate their employment or are terminated for "cause" within specified repayment periods.

2021  Proxy Statement    43

Other than our broad-based benefits, or as otherwise described herein, none of our named executive officers receive perquisites of any nature.

Chief Executive Officer Transition

Effective March 12, 2021, Mr. Mallon resigned from his position as our chief executive officer and a member of our board of directors to pursue another opportunity. Mr. Mallon did not receive severance in connection with the termination of his employment. In addition, Mr. Mallon forfeited 282,231 options, 354,796 RSUs and 221,061 PSUs in connection with his resignation.

In connection with his appointment as interim chief executive officer effective upon Mr. Mallon's resignation, our compensation and HR committee recommended and our board determined to increase Mr. McCourt's annual base salary from $573,200 to $775,000 and to increase Mr. McCourt's annual cash incentive bonus target from 60% (of $573,200) to 75% (of $775,000). The increase in annual base salary and annual cash incentive bonus target was intended to align Mr. McCourt's compensation for his service as our interim chief executive officer with Mr. Mallon's compensation as our chief executive officer. Mr. McCourt's increased salary and annual cash incentive bonus target will remain in place for a minimum of six months and for so long as Mr. McCourt is serving as our interim chief executive officer. Mr. McCourt's severance arrangements and benefits in the event of a change of control did not change in connection with his appointment as interim chief executive officer. In making its recommendations to the board relating to these compensation changes for Mr. McCourt's service as our interim chief executive officer, the compensation and HR committee considered competitive market practice and a desire to recognize Mr. McCourt for his willingness to assume the interim chief executive officer role and the increased responsibility associated with such role.

2021 Retention Awards

In light of Mr. Mallon's resignation as the company's chief executive officer in March 2021, in an effort to promote business continuity, our compensation and HR committee approved a cash retention bonus and an RSU retention award to our other four named executive officers who remained employed with the company on the date of the grant. Cash retention bonuses were valued at 50% of the named executive officer's 2021 base salary, and RSU awards were valued at 33% of each executive officer's 2021 annual equity target. In establishing the size of these grants, Aon presented market data and assisted our compensation and HR committee with approximating the value that another organization could potentially offer as a sign-on grant to recruit our executive talent relative to the current, unvested Ironwood equity held by our named executive officers.

Cash retention bonuses were awarded in the following amounts: Mr. McCourt (whose cash and RSU retention grants were made in his capacity as president, and not as interim chief executive officer) received a cash retention bonus of $286,600, Ms. Consylman received a cash retention bonus of $254,700, Mr. Rickard received a cash retention bonus of $242,100 and Dr. Shetzline received a cash retention bonus of $242,000. The cash retention bonuses are payable in two equal payments with 50% of the cash retention bonus paid in September 2021 and 50% of the cash retention bonus paid in June 2022, subject to the officer remaining an employee of the company in good standing on each payment date. Each executive also will receive both payments in the event of an involuntary termination of employment prior to June 1, 2022.

RSU retention awards were made in the following amounts: Mr. McCourt received 96,638 RSUs, Ms. Consylman received 56,372 RSUs, Mr. Rickard received 56,372 RSUs and Dr. Shetzline received 38,665 RSUs. The RSU retention awards are subject to provisions relating to the acceleration of time-based equity awards under each executive officers' severance agreement, as described elsewhere in this proxy statement under the captions Executive Severance Agreements and Benefits in the Event of a Change of Control and Potential Payments Upon Termination or Change of Control.

44    Ironwood

Executive Officer Stock Ownership Guidelines

Following a competitive assessment of market data related to executive officer stock ownership requirements provided by Aon and guidance published by Investor Advisory Service, in October 2020, our compensation and HR committee recommended and, in December 2020, our board approved, Executive Officer Stock Ownership Guidelines. We believe our Executive Officer Stock Ownership Guidelines further align the interests of our executive officers with those of our stockholders and also incentivize executive officers to focus on maximizing long-term value.

Our Executive Officer Stock Ownership Guidelines, which apply to each of our executive officers as defined in the Exchange Act, provide that our chief executive officer is required to hold shares of the Company's Class A common stock with a value equal to at least four (4) times his or her annual base salary and that other executive officers are required to hold shares of the Company's Class A common stock with a value equal to one (1) times his or her annual base salary. Executive officers are required to achieve the applicable level of ownership by the later of December 2025 (five years from the date of adoption of the Executive Officer Stock Ownership Guidelines) or the fifth anniversary of the date a person was initially designated as an executive officer of the Company. Shares that count towards satisfaction of the Executive Officer Stock Ownership Guidelines include, among other forms of ownership, shares held outright by the executive officer or a member of his or her immediate family and the in-the-money value of vested stock options and certain other vested and unvested equity awards (other than unearned performance-based awards), net of applicable taxes and the exercise price (if applicable).

Compliance with the stock ownership requirements will be measured on the date of the annual meeting of stockholders of the company each year based on the annualized salary then in effect for each officer. Failure to comply with the Executive Officer Stock Ownership Guidelines will (among other things, as may be determined by the compensation and HR committee) require executive officers to retain at least 100% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options.

Basis for Our Compensation Policies and Decisions

Our Values and Goals

The objective of our compensation policies is to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture.

We are guided by the following principles with respect to our compensation determinations:

  •
  design compensation and incentive programs that align employee actions and motivations with the interests of our stockholders, support our business objectives and hold employees accountable for the achievement of key goals and milestones;

  •
  foster and support our performance-driven culture by setting clear, aggressive, high value goals, rewarding outstanding performers to the extent these goals are achieved, and making sure our best performers know clearly that we value their contributions;

  •
  as with all spending, serve as careful stewards of our stockholders' assets when making compensation decisions;

2021  Proxy Statement    45

  •
  maximize our employees' sense of ownership so that they have a long-term owner's perspective, can see the impact of their efforts on our success, and can share in the benefits of that success through the opportunity to become stockholders of Ironwood through equity-based awards;

  •
  recognize that compensation is one of a number of tools to stimulate and reward productivity, great drug development, and successful commercialization, together with recognizing individual growth potential, providing a great workplace culture, and sharing in our success;

  •
  foster a strong team culture, focused on our principles of great drug development and commercialization, which is reinforced through our compensation and incentive programs;

  •
  design compensation and incentive programs that are fair, equitable and competitive; and

  •
  design compensation and incentive programs that are simple and understandable.

Executive Compensation Governance

Highlighted procedures and tools that we use to ensure effective governance of compensation plans and decisions include:

  •
  our compensation and HR committee has the authority to hire independent counsel, compensation consultants and other advisors;

  •
  our compensation and HR committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;

  •
  as part of our insider trading prevention policy, our executive officers and directors are prohibited from engaging in any hedging or monetization transactions with respect to our Class A common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

  •
  we have no perquisites other than broad-based benefits, including health and welfare benefits, transportation and fitness stipends, a 401(k) plan and a relocation program that we make available to all of our employees; under our relocation program, participants are required to pay back the full amount of all relocation benefits in connection with their departure from Ironwood in certain circumstances;

  •
  our executive severance agreements (i) do not provide for tax gross-ups and (ii) contain double-trigger requirements for equity acceleration and other benefits in the event of a change of control;

  •
  nine of our ten directors are independent, including all members of our compensation and HR committee, and we have instituted stock ownership guidelines that will require directors to accumulate and continuously hold a specified amount of our Class A common stock (see Director Stock Ownership Guidelines elsewhere in this proxy statement for additional information);

  •
  we have instituted executive stock ownership guidelines that will require executive officers to accumulate and continuously hold a specified amount of our Class A common stock (see Executive Officer Stock Ownership Guidelines elsewhere in this proxy statement for additional information); and

  •
  we have a clawback policy that provides our board of directors, in the event of a financial restatement due to material noncompliance with financial reporting requirements and where an executive engaged in intentional misconduct that caused or partially caused the need for the restatement, with the discretionary right to recover from our current and former executive officers that portion of the bonus or other incentive compensation that was received by the covered executives or effect the cancellation of unvested and vested equity awards previously granted to the covered executives based on our financial performance results and that would not have been awarded based on the restated results. The board of

46    Ironwood

    directors' recovery rights under this policy will be without prejudice to other remedies the company may have for the recovery or adjustment of incentive compensation. Additionally, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

Compensation Determination Process

Historically, our compensation and HR committee has determined our corporate performance for the prior year and also approved the compensation of all executive officers, including our chief executive officer. In December 2020, the board approved updates to our corporate governance guidelines and the charter of the compensation and HR committee to provide that, beginning in 2021, (i) our board would assess the Company's corporate performance and (ii) our compensation and HR committee would recommend, and our board would approve, the compensation determination for our chief executive officer. In determining the compensation of our chief executive officer, the board deliberates and votes on the chief executive officer's compensation outside of the presence of the chief executive officer, and the chief executive officer and any other non-independent directors abstain from such determination. Our compensation and HR committee and board similarly followed this process in 2021 in determining compensation for Mr. McCourt that specifically related to his service as our interim chief executive officer.

In January 2021, our board met and, following the recusal of non-independent directors, our board approved our corporate goal achievement for 2020. Following the board's corporate goal assessment, our compensation and HR committee evaluated the performance of our executive officers (other than Mr. Mallon), including performance against goals and objectives relevant to such executive officers' compensation, and then approved salary increases, cash bonuses and equity awards for our executive officers (other than Mr. Mallon). The compensation and HR committee similarly evaluated Mr. Mallon's performance and made a recommendation to the board relating to Mr. Mallon's bonus for 2020 performance; the compensation and HR committee did not make a recommendation as to go forward compensation for Mr. Mallon as Mr. Mallon had indicated his intent to resign at the time compensation decisions were made. In making these compensation-related decisions or recommendations for 2020 performance, our compensation and HR committee considered the competitive assessment prepared by Aon, as described in more detail below, as well as the other factors described in this Compensation Discussion and Analysis.

At its meeting in March 2021, following the recusal of non-independent directors, the board voted on Mr. Mallon's 2020 bonus; Mr. Mallon was not present for the board's deliberation on his 2020 bonus.

The compensation and HR committee also approves our bonus pool, which is calibrated based on corporate performance, and our equity pools, which are calibrated for competitive market practice, and assigns a portion of each of these pools to all of our employees other than our executive officers. Prior to Mr. Mallon's resignation, the compensation and HR committee delegated allocation of these portions to an RSU committee, which was comprised only of Mr. Mallon; following Mr. Mallon's resignation, allocation decisions will be made by members of senior management designated by our compensation and HR committee.

Our compensation and HR committee also evaluates our compensation policies annually, taking into consideration our results of operations, our long and short-term goals, individual goals, market data, the competitive market for our executive officers and general economic factors. Additionally, our compensation and HR committee or board (in the case of the determinations relating to chief executive officer compensation) may recommend or decide, as appropriate, to modify the mix or amount of base salary, bonus, and long-term incentives to best fit an executive

2021  Proxy Statement    47

officer's specific circumstances or, if warranted by competitive market conditions, to attract, retain and motivate skilled personnel. For example, our compensation and HR committee may recommend or decide, and our board may decide with respect to our chief executive officer, to grant additional equity awards to an executive officer if that officer receives a base salary or cash bonus award significantly below that of his or her counterparts in our peer group, despite successful attainment of our corporate goals or his or her individual goals. We believe that this discretion and flexibility allows our compensation and HR committee and board (in the case of determinations of our chief executive officer's compensation) to better achieve our compensation objectives.

Role of the Compensation and HR Committee

As set forth in its written charter, our compensation and HR committee has the responsibility for evaluating the performance of our executive officers, taking into account the determination of our board with respect to our corporate performance; reviewing and approving the compensation of our executive officers (other than our chief executive officer); reviewing and recommending to the board our chief executive officer's compensation; recommending to the board the adoption of new compensation plans; administering our existing plans; reviewing and recommending director and committee compensation to the board; reviewing and overseeing our Executive Officer Stock Ownership Guidelines; overseeing succession planning for our senior management; and reviewing risks associated with our compensation policies and practices. In addition, our compensation and HR committee is responsible for ensuring that our compensation policies are aligned with our compensation philosophy and guiding principles.

In 2020, our compensation and HR committee made all of the compensation determinations with respect to each of our 2020 named executive officers, including ratifying and approving compensation paid or awarded to Mr. Rickard and Dr. Shetzline prior to their designation as executive officers of the company in April 2020. As described above, beginning in 2021, our compensation and HR committee recommended, and our board approved, compensation determinations for Mr. Mallon, including compensation determinations made in recognition of performance in 2020, as well as compensation determinations for Mr. McCourt in 2021 in respect of his service as our interim chief executive officer.

In making its determinations with respect to each of our named executive officers (other than Mr. Mallon) relating to compensation for performance in 2020, our compensation and HR committee took into account the feedback and recommendations from Mr. Mallon, as well as from the named executive officer's direct reports and other members of our management team.

The components of each of our named executive officer's initial compensation package was based on numerous factors, including:

  •
  the individual's particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us;

  •
  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that our compensation and HR committee reviewed;

  •
  the demand for people with the individual's specific expertise and experience at the time of hire;

  •
  performance goals and other expectations for the position;

  •
  comparison to other executive officers within Ironwood having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

48    Ironwood

Role of the Compensation Consultant: Benchmarking and Peer Group Analysis

Our compensation and HR committee has the authority to select and retain independent advisors and consultants to assist it with carrying out its responsibilities, and we are required to pay any related expenses approved by the committee. In 2020, our compensation and HR committee exercised such authority and engaged Aon as its compensation consultant. Aon reported directly to our compensation and HR committee throughout the period of its engagement. Other than the purchase of certain benefits surveys and employee compensation benchmarking data from Aon in 2020 and certain other accounting and consulting services related to equity plan matters, including forfeiture rate analysis, PSU award design and 2020 rTSR PSU valuation, Aon did not provide us with services in 2020 other than those requested by our compensation and HR committee and the review of this Compensation Discussion and Analysis for conformance with best practices. Based on the scope of our compensation and HR committee's engagements with Aon, it was determined that Aon did not have a conflict of interest in its role as compensation consultant under applicable rules.

In order to assist our compensation and HR committee in setting 2020 and 2021 compensation, respectively, Aon conducted competitive assessments of 2019 and 2020 target compensation for our named executive officers, with a focus on the following components of our named executive officer compensation:

  •
  base salary;

  •
  target total cash compensation (which is base salary plus the target bonus);

  •
  long-term equity incentives (which are valued based on grant date fair value); and

  •
  target total direct compensation (which is target total cash compensation plus the value of the most recent long-term incentive grant).

In conducting this assessment, Aon analyzed the components of our named executive officer compensation listed above, in each case measured against the 25th, 50th and 75th percentiles of our executive compensation peer group. Our peer group is reviewed at least annually by our compensation and HR committee. In setting our peer group, our compensation and HR committee applies a qualitative lens to help focus the group on the companies with which we are competing for talent. Our compensation and HR committee first identifies a potential pool of peer companies from a number of sources, including the companies listing Ironwood in their peer groups and the other companies listed in such peer companies' peer groups, as well as companies included in third party peer group assessments. Our compensation and HR committee then considers certain size filters including market capitalization, revenue, and number of employees, as well as certain business model filters including commercial focus, and growth. The peer group that Aon proposed and that the compensation and HR committee used as a reference point in connection with 2020 compensation decisions is composed of the following 17 companies, which at the time they were designated as our peer group had a median market capitalization of approximately

2021  Proxy Statement    49

$2.7 billion, median revenue of approximately $249 million, a median of 482 employees, and a commercial drug or drug candidate in later stage development:

ACADIA Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	Horizon Therapeutics plc
Akcea Therapeutics, Inc.	Intercept Pharmaceuticals, Inc.
Alkermes plc	Pacira BioSciences, Inc.
Amicus Therapeutics, Inc.	PTC Therapeutics, Inc.
bluebird bio, Inc.	Radius Health, Inc.
Blueprint Medicines Corporation	Supernus Pharmaceuticals, Inc.
Coherus BioSciences, Inc.	United Therapeutics Corporation
Corcept Therapeutics Incorporated

In assisting our compensation and HR committee in setting 2020 compensation, Aon also presented proxy peer data and results from the Radford Global Life Sciences Survey, which was comprised of companies that represent a broader market perspective and similar employee population to us, and a Market Composite, which combined the peer group data and Radford Global Life Sciences Survey data by weighting each source equally. Although this competitive assessment was not used to mandate any specific compensation decisions, our compensation and HR committee considered the results of this assessment when making base salary, cash bonus and long-term equity incentive award determinations with respect to our named executive officers in early 2020.

In October 2020, our compensation and HR committee re-approved the peer group listed above, which peer group the compensation and HR committee continued to use as a reference point in making decisions through the date of this proxy statement.

Tax and Accounting Considerations

While our compensation and HR committee may consider the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2020.

Executive Compensation Risk Assessment

Our compensation and HR committee engaged Aon to conduct a formal compensation risk assessment in December 2020. The compensation and HR committee then reviewed our 2020 compensation policies as generally applicable to our employees and determined that our policies did not encourage excessive and unnecessary risk-taking, and that the level of risk that they did encourage was not reasonably likely to have a material adverse effect on Ironwood. Our compensation and HR committee considered the following, among other factors, in reviewing our compensation policies related to 2020 compensation:

  •
  our use of different types of compensation vehicles provided a balance of long and short-term incentives with fixed and variable components;

  •
  we granted equity-based awards with time-based vesting, which encouraged participants to look to long-term appreciation in equity values;

  •
  our annual bonus determinations for each employee were dependent on achievement of a diverse set of company-level goals, which we believe promoted long-term value; and

  •
  our system of internal control over financial reporting and code of business conduct and ethics, among other things, reduced the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans.

50    Ironwood

Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation paid or accrued to, or earned by, each of our named executive officers during the years ended December 31, 2020, 2019 and 2018, as applicable.

Name and Principal Position*	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Mark Mallon*	2020	801,173	—		5,423,731		—	585,169	11,040	6,821,113
Former Chief Executive	2019	750,000	880,000		3,692,810		3,804,331	797,063	144,596	10,068,800
Officer	2018	—	—		—		—	—	—	—
Gina Consylman	2020	512,751	—		1,676,402		—	264,652	11,040	2,464,845
Chief Financial Officer and	2019	480,000	250,000		1,467,731		888,546	358,800	8,502	3,453,579
Senior Vice President	2018	415,000	—		782,385		501,764	207,500	8,040	1,914,688
Thomas McCourt*	2020	576,120	—		2,465,327		—	357,409	11,040	3,409,896
President and Interim	2019	511,250	—		1,760,143		2,370,159	454,272	8,502	5,104,327
Chief Executive Officer	2018	465,000	—		549,641		869,479	232,500	34,002	2,150,622
Jason Rickard	2020	473,314	—		1,479,191		—	258,338	11,040	2,221,883
Chief Operating Officer and	2019	—	—		—		—	—	—	—
Senior Vice President	2018	—	—		—		—	—	—	—
Michael Shetzline, M.D., Ph.D.	2020	464,681	100,000	(5)	1,121,001	(6)	—	194,558	11,040	1,891,310
Chief Medical Officer, Senior	2019	—	—		—		—	—	—	—
Vice President and Head of	2018	—	—		—		—	—	—	—
Drug Development Development

*
Mr. Mallon resigned from the company effective on March 12, 2021. In connection therewith, Mr. McCourt became the company's interim chief executive officer in addition to his role as the company's president.

(1)
Salaries reported for 2020 reflect amounts paid in 2020 (as opposed to annual base salary rates). Fiscal year 2020 included one more pay date than fiscal years 2019 and 2018.

(2)
For 2020, reflects the fair value of RSU and PSU awards on the date of grant calculated in accordance with Financial Accounting Standards Board issued Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2020, see Note 14 to our consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K that we filed with the SEC on February 17, 2021. All values reported exclude the effects of potential forfeitures. Unless otherwise noted, amounts reported reflect the grant date fair value of RSUs and PSUs awarded in February 2020 in connection with annual equity awards. With respect to PSUs granted to the named executive officers in 2020, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards (target) at the date of grant. Assuming the maximum level of performance (200%) is achieved, the aggregate grant date fair value of the PSUs granted in 2020 is as follows: $5,586,210 for Mr. Mallon, $1,726,622 for Ms. Consylman, $2,539,182 for Mr. McCourt, $1,523,504 for Mr. Rickard, and $1,145,974 for Dr. Shetzline.

(3)
Consists of payments made under our annual cash bonus program for performance in the relevant year. For a description of bonuses paid in 2021 for performance in 2020, see the disclosure included elsewhere in this proxy statement under the caption Cash Bonus.

(4)
For each executive officer, for 2020, $6,000 of such amount consists of matching contributions made under our 401(k) plan, and the remainder is attributable to a transportation stipend and a fitness stipend.

(5)
Reflects payment of the second installment of Dr. Shetzline's sign-on bonus, which was paid in early 2020 in accordance with the terms of his employment offer.

(6)
Includes the aggregate grant date fair value of (a) 28,135 RSUs and 28,135 PSUs awarded to Dr. Shetzline in February 2020 in connection with annual equity awards and (b) 20,740 RSUs and 20,740 PSUs awarded to Dr. Shetzline in April 2020 as a recognition award in connection with his designation as an executive officer of the company.

2021  Proxy Statement    51

Grants of Plan-Based Awards

The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2020. All non-equity incentive plan awards were made pursuant to our cash bonus program described in more detail elsewhere in this proxy statement under the caption Cash Bonus.

We granted RSUs and PSUs to our named executive officers in February 2020. We also granted Dr. Shetzline additional RSUs and PSUs in April 2020 in connection with his designation as an executive officer of the company.

All RSUs and PSUs granted in 2020 represented the right to receive shares of our Class A common stock upon the vesting of such awards. The vesting schedule of each such award included in the following table is described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.

			Compensation and HR Committee Approval Date (if different than		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)	Estimated Future Payouts Under Equity Incentive Plan Awards(3)(#)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock

Name	Grant Date		Grant Date)		Target ($)	Threshold	Target	Maximum	Units (#)(4)	Awards ($)(5)

Mark Mallon	2/27/2020		2/20/2020		—	—	—	—	221,061	2,630,626
	2/27/2020		2/20/2020		—	66,318	221,061	442,122	—	2,793,105
	—		—		579,375	—	—	—	—	—
Gina Consylman	2/27/2020		2/20/2020		—	—	—	—	68,327	813,091
	2/27/2020		2/20/2020		—	20,498	68,328	136,656	—	863,311
	—		—		247,200	—	—	—	—	—
Thomas McCourt	2/27/2020		2/20/2020		—	—	—	—	100,482	1,195,736
	2/27/2020		2/20/2020		—	30,145	100,482	200,964	—	1,269,591
	—		—		333,840	—	—	—	—	—
Jason Rickard	2/27/2020		—	(1)	—	—	—	—	60,289	717,439
	2/27/2020		—	(1)	—	18,087	60,289	120,578	—	761,752
	—		—		228,375	—	—	—	—	—
Michael Shetzline,	2/27/2020		—	(1)	—	—	—	—	28,135	334,807
M.D., Ph.D.	2/27/2020		—	(1)	—	8,441	28,135	56,270	—	355,487
	4/24/2020	(6)	4/18/2020		—	—	—	—	20,740	213,207
	4/24/2020	(6)	4/18/2020		—	6,222	20,740	41,480	—	217,500
	—		—		179,220	—	—	—	—	—

(1)
February 2020 equity awards for Mr. Rickard and Dr. Shetzline were granted on the date specified in the preceding column and were subsequently ratified by the compensation and HR committee following the appointment of each individual as an executive officer of the company.

(2)
Consists of the target cash bonus payment for 2020 performance under our cash bonus program. As described in more detail elsewhere in this proxy statement under the caption Cash Bonus, in 2020, Mr. Mallon had an individual bonus target of 75% of his base salary, Mr. McCourt had an individual bonus target of 60% of his base salary, Ms. Consylman and Mr. Rickard each had an individual bonus target of 50% of their respective base salaries, and Dr. Shetzline had an individual bonus target of 40% of his base salary. Seventy percent (70%) of bonuses awarded for performance in 2020 were tied solely to the achievement of our corporate goals for 2020, and 30% of bonuses awarded were tied to the achievement of corporate and individual performance goals. In determining Mr. Mallon's cash bonus for 2020, the board equated Mr. Mallon's individual performance with that of the company's performance. Actual bonus payments for 2020 performance are set forth in the Summary Compensation Table elsewhere in this proxy statement.

(3)
Awards listed in the "Estimated Future Payouts Under Equity Incentive Plan Awards" column represent threshold, target and maximum potential future payouts under the PSUs granted to each of our named executive officers in 2020. The PSUs are eligible to vest based

52    Ironwood

  on the achievement of certain performance goals over a two or three-year performance period, as described elsewhere in this proxy statement under the caption 2020 Annual Equity Awards.

(4)
Stock awards listed in the "All Other Stock Awards: Number of Shares of Stock or Units (#)" column are RSUs.

(5)
Reflects the fair value of RSU and PSU awards on the date of grant calculated in accordance with ASC 718, excluding the effects of potential forfeitures, with the grant date fair value of PSUs determined based on the probable outcome of the performance conditions (target) associated with such awards on the grant date. For a discussion of the assumptions used in the valuation of the RSU and PSU awards granted to our named executive officers in 2020, see footnote 1 to the Summary Compensation Table elsewhere in this proxy statement.

(6)
Awarded to Dr. Shetzline in April 2020 as a recognition award in connection with his designation as an executive officer of the company.

2021  Proxy Statement    53

Outstanding Equity Awards at Fiscal Year-End

As described in our proxy statement relating to our 2020 annual meeting of stockholders, filed with the SEC on April 21, 2020, portions of certain Ironwood equity awards were converted into Cyclerion equity awards in connection with the Separation. The following tables set forth information regarding outstanding Ironwood and Cyclerion equity awards held by each of our named executive officers on December 31, 2020, the last day of our last fiscal year. Information presented has been adjusted, as necessary, to reflect the impact of the Separation.

Ironwood Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Share, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mark Mallon	92,349	100,380	—	10.97	1/9/2029	(2)	—		—	—		—
	202,711	200,338	—	14.02	4/1/2029	(2)	—		—	—		—
	—	—	—	—	—		221,061	(8)	2,517,885	—		—
	—	—	—	—	—		233,556	(9)	2,660,203
	—	—	—	—	—		—		—	198,954	(10)	2,266,086
Gina Consylman	43,563	—	—	13.78	7/1/2024	(2)
	8,500	—	—	13.91	3/16/2025	(3)
	5,077	—	—	10.20	9/16/2025	(3)
	30,695	—	—	9.12	3/1/2026	(3)
	12,374	3,862	—	13.60	1/2/2028	(3)
	46,840	18,259	—	12.95	2/21/2028	(3)
	76,947	84,857	—	11.49	1/29/2029	(3)
	—	—	—	—	—		41,150	(7)	468,699	—		—
	—	—	—	—	—		68,327	(8)	778,245	—		—
	—	—	—	—	—		87,429	(9)	995,816	—		—
	—	—	—	—	—		—		—	61,494	(10)	700,417
Thomas McCourt	95,971	—	—	13.11	2/1/2022	(4)
	110,962	—	—	11.65	2/1/2023	(4)
	80,504	—	—	12.56	3/3/2024	(3)
	97,500	—	—	13.91	3/16/2025	(3)
	179,056	—	—	9.12	3/1/2026	(3)
	162,331	3,687	—	14.93	2/27/2027	(3)
	102,463	39,941	—	12.95	2/21/2028	(3)
	183,082	201,900	—	11.49	1/29/2029	(3)
	18,091	27,613	—	11.78	5/1/2029	(3)
	—	—	—	—	—		115,220	(7)	1,312,356	—		—
	—	—	—	—	—		100,482	(8)	1,144,490	—		—
	—	—	—	—	—		36,800	(9)	419,152	—		—
	—	—	—	—	—		—		—	90,435	(10)	1,030,055
Jason Rickard	18,041	—	—	11.65	2/1/2023	(3)
	7,754	—	—	11.76	6/10/2023	(3)
	10,309	—	—	9.66	12/16/2023	(3)
	40,834	—	—	12.02	11/3/2024	(3)
	—	—	11,236	13.11	2/1/2022	(5)
	2,000	—	—	13.11	2/1/2022	(6)
	15,550	—	—	13.91	3/16/2025	(3)
	6,046	—	—	9.79	9/1/2025	(3)
	17,956	—	—	9.12	3/1/2026	(3)
	39,535	43,598	—	11.49	1/29/2029	(3)
	5,426	8,285	—	11.78	5/1/2029	(3)
	—	—	—	—	—		41,153	(7)	468,733	—		—
	—	—	—	—	—		60,289	(8)	686,692	—		—
	—	—	—	—	—		60,616	(9)	690,416	—		—
	—	—	—	—	—		—		—	54,261	(10)	618,033
Michael Shetzline, M.D., Ph.D.	44,418	48,280	—	13.19	3/1/2029	(3)
	—	—	—	—	—		43,869	(7)	499,668	—		—
	—	—	—	—	—		48,875	(8)	556,686	—		—
	—	—	—	—	—		11,586	(9)	131,965	—		—
	—	—	—	—	—		—		—	43,989	(10)	501,035

(1)
Market value reflects the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2020, the last day of our fiscal year, which was $11.39.

54    Ironwood

(2)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months, generally subject to the executive's continued employment with the company on the applicable vesting date.

(3)
The options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, generally subject to the executive's continued employment with the company on the applicable vesting date.

(4)
The options vested as to 1.25% on each monthly anniversary of the vesting commencement date for the first 36 months, and as to 4.5833% of the award on each monthly anniversary thereafter, generally subject to the executive's continued employment with the company on the applicable vesting date.

(5)
The option vests upon global pharmaceutical product net sales (including partnered or licensed product revenue) exceeding $1 billion, generally subject to the executive's continued employment with the company on the applicable vesting date.

(6)
This option vested upon the acceptance by the U.S. FDA of an NDA for DUZALLO® (lesinurad).

(7)
RSUs vest in full on November 18, 2021, generally subject to continued employment with the company.

(8)
RSUs vest over three years as to 33.3% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(9)
RSUs vest over four years as to 25% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(10)
PSUs vest over a two- to three-year period based on the achievement of the performance metrics discussed elsewhere in this proxy statement under the caption 2020 Annual Equity Awards. The number of shares reported in this column assumes target performance for NDA Acceptance PSUs and the 2020 rTSR PSUs and maximum performance for the Adjusted EBITDA PSUs, in each case in accordance with SEC requirements. Actual payouts for the PSUs could range from 0% to 200% of the target number of PSUs subject to an award based on actual performance results. PSUs also have a service-based vesting condition that generally will be satisfied by continued employment with the company through the last day of the applicable performance period. For a discussion of the treatment of PSUs following certain terminations of employment and/or a change of control of Ironwood, please see Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control elsewhere in this proxy statement.

2021  Proxy Statement    55

Cyclerion Equity Awards at Fiscal Year-End

The Cyclerion equity awards reflected in the following table were granted to Ms. Consylman and Messrs. McCourt and Rickard in connection with the Separation. Each Ironwood equity award that was converted into a Cyclerion equity award is subject to substantially the same terms and vesting conditions as were applicable to the Ironwood equity awards prior to the distribution. Neither Mr. Mallon nor Dr. Shetzline hold any Cyclerion equity awards.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Gina Consylman	1,117	17.05	7/1/2024
	850	17.20	3/16/2025
	437	12.61	9/16/2025
	2,437	11.28	3/1/2026
	500	16.82	1/2/2028
	1,875	16.02	2/21/2028
	906	14.21	1/29/2029
Thomas McCourt	5,464	12.24	2/1/2021
	8,713	16.21	2/1/2022
	10,221	14.40	2/1/2023
	7,591	15.54	3/3/2024
	9,750	17.20	3/16/2025
	14,218	11.28	3/1/2026
	8,859	18.47	2/27/2027
	4,101	16.02	2/21/2028
	2,156	14.21	1/29/2029
Jason Rickard	200	16.21	2/1/2022
	857	14.40	2/1/2023
	543	14.55	6/10/2023
	750	11.95	12/16/2023
	3,324	14.87	11/3/2024
	1,555	17.20	3/16/2025
	562	12.11	9/1/2025
	1,425	11.28	9/1/2026
	465	14.21	1/29/2029

56    Ironwood

Option Exercises and Stock Vested Table

The following table sets forth certain information regarding the exercise of options to purchase our Class A common stock and the vesting of RSUs that were held by our named executive officers during the year ended December 31, 2020.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Mark Mallon	—		—	77,853	839,334
Gina Consylman	—		—	45,435	535,562
Thomas McCourt	119,988	(3)	$284,331	19,232	220,407
Jason Rickard	—		—	31,074	363,220
Michael Shetzline, M.D., Ph.D.	—		—	3,863	46,395

(1)
Computed by determining the difference between the market price of our Class A common stock on the date of exercise and the exercise price of the exercised stock option, multiplied by the number of shares acquired upon exercise of the option.

(2)
Computed by multiplying the number of shares of Class A common stock underlying the vested RSUs by the market price of our Class A common stock on the vesting date.

(3)
Includes 99,988 shares of our Class A common stock that Mr. McCourt acquired through an option exercise as such stock options were expiring, of which 81,089 shares were surrendered to the company in a net share settlement and 18,899 shares were retained by Mr. McCourt, thereby increasing his ownership of our Class A common stock by such amount. Also includes 20,000 shares of our Class A common stock that Mr. McCourt acquired through option exercises as such stock options were expiring, and then sold on the open market.

Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control

We have entered into severance arrangements with each of our named executive officers. Under the severance arrangements, our named executive officers are eligible to receive certain payments and benefits in the event of an involuntary termination without "cause" or a "constructive termination." Each of our executives is also eligible to receive enhanced payments and benefits in the event of a change of control plus an actual or constructive involuntary termination of employment (such double trigger event, a "change of control termination"). For additional information, please see the definition of "change of control termination," below. The following descriptions reflect the payments and benefits that would have been payable to each of our named executive officers as of December 31, 2020 under their respective severance arrangements.

The benefits for our named executive officers described elsewhere in this proxy statement under the captions Severance Benefits not in Connection with a Change of Control and Change of Control Severance Benefits are only payable if the named executive officer complies with all of Ironwood's rules and policies, executes a separation agreement that includes a release of claims and complies with any post employment non-disclosure, non-competition and non-solicitation obligations. The executive severance agreements further provide that in connection with the sale of all or substantially all of the assets of Ironwood, Ironwood would cause the acquirer of such assets to assume the executives' severance arrangements.

2021  Proxy Statement    57

Severance Benefits not in Connection with a Change of Control

In the event of a termination without cause or a constructive termination not qualifying as a change of control termination, each of our named executive officers would be entitled to receive (i) a lump-sum payment equal to 12 months of his or her base salary for the year of termination, plus an amount equal to a maximum of six months of his or her base salary for the period beginning as of the first anniversary of his or her termination date, provided he or she has not secured new, reasonably similar full-time employment (for our former chief executive officer, a lump-sum payment equal to 18 months of his base salary for the year of termination); (ii) a lump-sum payment equal to his or her target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (iii) a lump-sum payment equal to his or her actual bonus for the prior year if not yet paid as of the termination date; (iv) a lump-sum payment equal to his or her full target cash bonus for the year of termination (for our former chief executive officer, multiplied by 1.5); (v) 12 months of subsidized COBRA benefits, plus up to an additional six months of subsidized COBRA benefits for the period beginning as of the first anniversary of his or her termination date, provided he or she has not been eligible to participate in the group medical plan of another employer (for our former chief executive officer, 18 months of subsidized COBRA benefits); and (vi) outplacement assistance benefits. The non-equity based severance benefits described in items (i) through (vi) of this paragraph, collectively, are referred to as the "Non Equity Severance Benefits."

In addition, each executive severance agreement provides that any outstanding equity awards subject solely to time-based vesting would vest as to (1) the portion of the equity award that would have vested if the named executive officer had remained employed for 18 months (for our former chief executive officer, 24 months) following the termination date and (2) an additional portion of the equity award that would have vested on the next regular vesting date after such 18-month period (for our former chief executive officer, such 24 month period) as if the equity award vested on a daily basis from the last regular award vesting date occurring prior to the end of the 18 month period (for our former chief executive officer, the 24 month period) through such next regular vesting date. Any equity awards that do not vest pursuant to the preceding sentence would remain outstanding and eligible to vest upon the occurrence of a change of control termination (as defined below) in the time periods described below for such a termination. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including, other than for our former chief executive officer and Dr. Shetzline, any vested options to purchase Cyclerion common stock that were granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months (for our former chief executive officer, 36 months) following the termination date (or, in the event that Ironwood publicly announced it was conducting negotiations leading to a change of control or entered into a definitive agreement that would have resulted in a change of control during such 24 month period (for our former chief executive officer, such 36 month period), the later of (A) the expiration of the 24 month period (for our former chief executive officer, the 36 month period) or (B) the first to occur of the date that is three months following the change of control and 30 days following the date on which Ironwood announced that such definitive agreement had been terminated or that Ironwood's efforts to consummate the change of control contemplated by the previously announced negotiations or by a previously executed definitive agreement had been abandoned) or the stock option's final expiration date. The equity-based severance benefits described in this paragraph are referred to as the "Equity Severance Benefits."

Moreover, with respect to PSUs, in the event of the named executive officer's involuntary termination without cause or constructive termination (collectively, a "qualifying termination"), the awards, to the extent then outstanding, will not terminate upon such termination of employment and instead will remain eligible to vest based on the attainment of the applicable performance goals. Specifically, the NDA Acceptance PSUs will generally remain outstanding and eligible to vest based upon the achievement of an NDA performance goal until

58    Ironwood

the earlier of (A) the end of the performance period or (B) the twelve (12)-month period following the date of the qualifying termination. The Adjusted EBITDA PSUs and the 2020 rTSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of the cumulative adjusted organic EBITDA and rTSR performance goals, respectively, until the end of the applicable performance period, with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the applicable performance period.

Change of Control Severance Benefits

In the event of a change of control termination, each of our named executive officers would be entitled to receive the following benefits under his or her executive severance agreement: (1) a lump-sum payment in an amount equal to 18 months (for our chief executive officer, 24 months) of his or her base salary as of the time of termination; (2) a lump-sum payment of his or her target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (3) a lump-sum payment equal to his or her actual bonus for the prior year if not yet paid as of the termination date; (4) a lump-sum payment equal to his or her full target cash bonus for the year of termination, multiplied by 1.5 (for our former chief executive officer, multiplied by 2.0); (5) 18 months (for our former chief executive officer, 24 months) of subsidized COBRA benefits; and (6) outplacement assistance benefits.

In addition, in the event of a change of control termination, each executive severance agreement provides for acceleration of all outstanding equity awards subject solely to time-based vesting as of the later of (1) the termination date or (2) the change of control. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including, other than for our former chief executive officer and Dr. Shetzline, any vested options to purchase Cyclerion common stock granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months (for our former chief executive officer, 36 months) following the termination date (or, if later the date that was three months following the change of control) or the stock option's final expiration date.

Under each executive severance agreement, a "change of control termination" consists of an involuntary termination without "cause" or a "constructive termination" (each as defined in the agreement), in either event during the period commencing six months prior to the earlier of (1) the date that Ironwood first publicly announces it is conducting negotiations leading to a change of control, or (2) the date that Ironwood enters into a definitive agreement that would result in a change of control, and ending on the earlier of (A) the date on which Ironwood announces that the definitive agreement has been terminated or the negotiations have been abandoned or (B) the date that is 24 months after the change of control. Under each executive severance agreement, a change of control occurs when: (I) any person becomes, pursuant to a transaction or a series of transactions not approved by the Ironwood board of directors, the beneficial owner, directly or indirectly, of Ironwood securities representing more than 50% of the total voting power; (II) a merger or consolidation of Ironwood occurs, whether or not approved by the Ironwood board of directors, which results in the holders of Ironwood's voting securities holding less than 50% of the combined voting power of the surviving entity immediately after such merger or consolidation; (III) the sale or disposition of more than two-thirds of the assets of Ironwood; or (IV) the date a majority of members of the Ironwood board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of members of the Ironwood board of directors before the date of the appointment or election.

Treatment of PSUs in the Event of a Change of Control

In the event of a change of control of Ironwood, the performance- and service-based vesting conditions applicable to the PSUs, to the extent then outstanding, will generally be treated as follows: the NDA Acceptance

2021  Proxy Statement    59

PSUs and Adjusted EBITDA PSUs will become earned at target (and subject to vesting as described below) as of immediately prior to the change of control, provided that if the NDA Acceptance PSUs had already been earned at target as of the change of control, no additional portion of such NDA Acceptance PSUs will become earned as a result of the change of control. The 2020 rTSR PSUs will become earned at target (and subject to vesting as described below) as of immediately prior to the change of control, provided that if the resulting rTSR percentile rank, determined after accounting for the stock price performance of Ironwood stock in connection with the change of control, would result in the 2020 rTSR PSUs being earned above target, the 2020 rTSR PSUs will be deemed to be earned (and subject to vesting as described below) at such higher level in accordance with the terms of the award.

Any PSUs that become earned in connection with a change of control as described above shall vest in equal installments on a quarterly basis over the remaining portion of the applicable performance period, generally subject to a named executive officer's continued employment on each such vesting date. In the event of the occurrence of a qualifying termination in connection with or during the 24-month period immediately following the change of control and prior to the completion of the performance period, any earned but unvested PSUs held by the named executive officer will immediately vest in full in connection with such qualifying termination. If a named executive officer underwent a qualifying termination prior to a change of control, any outstanding PSUs held by the named executive officer as of the time of the change of control would become earned as described in the preceding paragraph but, in the case of the Adjusted EBITDA PSUs and the 2020 rTSR PSUs, remain subject to proration based on the number of days the named executive officer remained employed during the applicable performance period.

Treatment of Equity in the Event of Death or Permanent Disability

For all employees, including our named executive officers, outstanding stock option and RSU awards subject solely to time-based vesting accelerate in full in the event of the death of the award holder. This term applies to all outstanding time-based stock option and RSU awards made under our equity incentive plans, including the 2019 Plan. Our current form of stock option and RSU agreements for awards issued under our 2019 Plan include similar provision for the acceleration of unvested time-based awards upon the death of an award holder, including our named executive officers. In addition, the post-termination exercise window of all vested stock options held by a participant that were granted under our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan and 2019 Plan is extended to one year (or the stock option's final expiration date, if earlier) following the participant's termination of employment by reason of his or her death.

With respect to PSUs, in the event of a termination of the named executive officer's employment as a result of his or her death or permanent disability, the awards, to the extent then outstanding, will not terminate and will remain eligible to vest based on the attainment of the applicable performance goals. Specifically, the NDA Acceptance PSUs will generally remain outstanding and eligible to vest based upon the achievement of the NDA acceptance performance goal until the earlier of (A) the end of the performance period or (B) the twelve (12)-month period following the death or permanent disability. The Adjusted EBITDA PSUs and 2020 rTSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of applicable performance goals until the end of the applicable performance period, with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the applicable performance period.

Employee Proprietary Information, Intellectual Property and Non-competition Agreements

The employee proprietary information, intellectual property and non-competition agreement that the company entered into with our former chief executive officer provides that, in the event the company determined to enforce the non-competition restriction included therein and a court determined that such provision was

60    Ironwood

unenforceable for lack of consideration, the company will provide for the payment of at least 50% of the former chief executive officer's highest annualized base salary in the last two years prior to the last day of our chief executive officer's employment for the length of the non-competition period as additional consideration for such non-competition provisions. In addition, the employee proprietary information, intellectual property and non-competition agreements that the company entered into with Mr. McCourt and Dr. Shetzline provide for an extended exercisability period for vested, unexercised nonqualified stock options for one year from the last date of employment in the event that the company determines to enforce the non-competition restriction included in such agreement.

2021  Proxy Statement    61

Potential Payments Upon Termination or Change of Control

Except as described in this proxy statement, there are currently no other agreements or arrangements pursuant to which our named executive officers would receive severance or other benefits in the event of a termination of employment or change of control of Ironwood. The following table presents our estimate of the amount of severance and other benefits to which our named executive officers would be entitled if a triggering event described below occurred on December 31, 2020. The closing price of our Class A common stock as listed on the Nasdaq Global Select Market on December 31, 2020 was $11.39 per share. As described above, Mr. Mallon terminated employment on March 12, 2021 and, in connection with such termination, did not receive any severance benefits from the company.

		Involuntary Termination without Cause or a Constructive Termination (1)	Qualifying Termination In Connection with or Following a Change of Control	Death(2)

Mark Mallon	Cash Severance	$1,158,750	$1,545,000	—
	Non-Equity Incentive Plan Compensation	$1,448,438	$1,738,125	—
	Equity Acceleration(4)
	Options	$41,942	$42,160	$42,160
	RSUs	$4,786,089	$5,178,088	$5,178,088
	PSUs	—	$2,517,885	—
	Other Benefits(5)	$99,139	$112,185
	Total	$7,534,358	$11,133,442	$5,220,247
Gina Consylman	Cash Severance(3)	$741,600	$741,600	—
	Non-Equity Incentive Plan Compensation	$494,400	$618,000	—
	Equity Acceleration(4)
	Options	—	—	—
	RSUs	$1,921,482	$2,242,759	$2,242,759
	PSUs	—	$778,245	—
	Other Benefits(5)	$99,139	$99,139
	Total	$3,256,621	$4,479,743	$2,242,759
Thomas McCourt	Cash Severance(3)	$834,600	$834,600	—
	Non-Equity Incentive Plan Compensation	$667,680	$834,600	—
	Equity Acceleration(4)
	Options	—	—	—
	RSUs	$2,568,992	$2,875,998	$2,875,998
	PSUs	—	$1,144,490	—
	Other Benefits(5)	$74,144	$74,144	—
	Total	$4,145,416	$5,763,832	$2,875,998
Jason Rickard	Cash Severance(3)	$685,125	$685,125	—
	Non-Equity Incentive Plan Compensation	$456,750	$570,938	—
	Equity Acceleration(4)
	Options	—	—	—
	RSUs	$1,598,040	$1,845,841	$1,845,841
	PSUs	—	$686,692	—
	Other Benefits(5)	$57,094	$57,094	—
	Total	$2,797,009	$3,845,689	$1,845,841
Michael Shetzline, M.D., Ph.D.	Cash Severance(3)	$672,075	$672,075	—
	Non-Equity Incentive Plan Compensation	$358,440	$448,050	—
	Equity Acceleration(4)
	Options	—	—	—
	RSUs	$1,020,066	$1,188,319	$1,118,319
	PSUs	—	$556,686	—
	Other Benefits(5)	$53,766	$53,766	—
	Total	$2,104,347	$2,918,896	$1,188,319

62    Ironwood

(1)
Represents amounts payable under the terms of the named executive officer severance arrangements. Non-equity incentive plan compensation payment amount assumes no bonus amounts for 2020 have been paid to the executive as of December 31, 2020, and that all 2019 bonus amounts have been paid as of such date, in each case, as would be consistent with Ironwood's historical practice.

(2)
With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer's options that have vesting provisions based solely on time, and not performance milestones, and that would be fully accelerated, in each case, in accordance with the terms of the award agreements issued under our equity incentive plans in connection with his or her death. The value is calculated by multiplying the amount (if any) by which $11.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2020, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be fully accelerated (if any) in connection with the named executive officer's death by $11.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2020, in accordance with the terms of the award agreements issued under our equity incentive plans.

With respect to PSUs, the treatment of such awards in the event of the named executive officer's death or permanent disability is described elsewhere in this proxy statement under the caption Treatment of Equity in the Event of Death or Permanent Disability and in footnote 4 to this table.

(3)
With respect to an involuntary termination of employment without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of base salary for all named executive officers (other than Mr. Mallon) in the event he or she does not obtain full-time employment within six months following the one year anniversary of his or her termination date.

(4)
With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer's options that have vesting provisions based solely on time, and not performance milestones, and that would be accelerated, in each case, in accordance with the terms of our severance agreements with each executive officer. The value is calculated by multiplying the amount (if any) by which $11.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2020, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be accelerated (if any) by $11.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2020, in each case, in accordance with the terms of our severance arrangements with each executive officer.

With respect to PSUs, the value in the case of a change of control termination is calculated by multiplying the number of unvested and unearned PSUs that would be accelerated (if any) by $11.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2020, as described in further detail above under the caption Treatment of PSUs in the Event of a Change of Control. In the case of a qualifying termination or death prior to a change of control, the PSUs will remain eligible to vest based on the attainment of the applicable performance goals, subject to applicable proration, as described above under the captions Severance Benefits not in Connection with a Change of Control and Treatment of Equity in the Event of Death or Permanent Disability. The values in this table assume that the PSUs will become earned at target.

(5)
Includes outplacement assistance benefits and subsidized COBRA benefits. With respect to involuntary termination without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of subsidized COBRA benefits for all named executive officers (other than Mr. Mallon) in the event he or she is not eligible to participate in the group medical plan of another employer following the one year anniversary of his or her termination date.

2021  Proxy Statement    63

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer on December 31, 2020, Mr. Mallon, and the ratio of these two amounts. For 2020, our last completed fiscal year:

  •
  The estimated median of the annual total compensation of all employees of our company (other than Mr. Mallon) was $222,011; and

  •
  Mr. Mallon's annual total compensation, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $6,821,113.

Based on this information for 2020, we estimate that the ratio of the annual total compensation of Mr. Mallon to the median annual total compensation of all employees was approximately 31 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, and the methodology described below. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Ironwood, as other companies have employees based in different locations (including other countries), have different business models and employee needs, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. Mallon, we took the following steps:

  •
  We determined that it was appropriate to re-identify our median employee for the purposes of the pay ratio disclosure for 2020. We determined that, as of December 31, 2020, our employee population consisted of 305 individuals. This population consisted of our full- and part-time employees. We utilized a December 31, 2020 identification date as it is consistent with our CEO pay ratio reporting last year, our year-end financial reporting, and other reporting dates used in this proxy statement. The year-end identification date enables us to make such identification in a reasonably efficient and economical manner.

  •
  To identify the "median employee" from our employee population, we started with the gross earnings of our employees as reflected in our payroll records for 2020 as of the identification date, and as reportable to the Internal Revenue Service on Form W-2. We subtracted 2020 equity earnings from stock option exercises and stock award vesting and replaced them with the grant-date fair value of equity awards granted in 2020. We subtracted 2019 annual bonuses (paid in 2020) and replaced them with 2020 annual bonus awards (paid in 2021). We also added the company's 401(k) matching contribution. For employees hired during 2020, we annualized base salary and 2020 bonus amounts, but not the value of equity granted in 2020 as new hire awards are made on a one-time basis.

We did not make any cost-of-living adjustments in identifying the "median employee."

Once we identified the median employee, for purposes of the pay ratio, we calculated his or her compensation in the same manner as we do for Summary Compensation Table purposes.

  •
  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of the Summary Compensation Table for 2020.

64    Ironwood

Compensation Committee Report

We have:

1.
reviewed and discussed with management the Compensation Discussion and Analysis found herein; and

2.
based on the review and discussions referred to in paragraph (1) above, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the company's proxy statement on Schedule 14A for filing with the SEC.

By the Compensation and HR Committee,
Andrew Dreyfus, Chair Jon R. Duane Marla L. Kessler

2021  Proxy Statement    65

PROPOSAL 2

# Advisory Vote on Named Executive Officer Compensation

OUR BOARD RECOMMENDS THAT YOU **APPROVE** THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

2

Proposal No. 2

At our 2021 annual meeting, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on named executive officer compensation, or a "say-on-pay" vote. This is a non-binding vote on the compensation of our "named executive officers," as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in this proxy statement.

The objective of our compensation policies is to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture. In 2020, the compensation program for our named executive officers consisted principally of base salary, cash bonus and long-term equity incentive compensation in the form of performance-based restricted stock units and restricted stock units. While we offer reasonably competitive base salaries and cash bonuses, our compensation program is weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation. We believe this better aligns the interests of our named executive officers and our stockholders and serves to further focus our named executive officers on the creation of long-term stockholder value. If we achieve our corporate goals over the long term, we expect our stock price to reflect our performance and the equity awards currently held by our named executive officers to become an even more significant component of overall compensation. Our compensation and HR committee and board believes that this approach to executive compensation links compensation directly to continuous improvements in corporate performance and, ultimately our stock price, and demonstrates our "pay for performance" compensation philosophy.

Our previous say-on-pay vote was at our 2020 annual meeting and was approved by approximately 84% of the votes cast on such matter. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the provisions of Section 14A of the Exchange Act, we must hold the advisory (non-binding) vote on named executive officer compensation at least once every three years. Based on the recommendation of our stockholders in 2017, our board of directors determined to provide our stockholders the opportunity to vote (on an advisory basis) on named executive officer compensation on an annual basis to allow our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We believe this practice allows us to further align our compensation programs with our stockholders' interests as stockholder feedback may be taken into consideration as part of the compensation review process.

Vote Required

Because this proposal seeks a non-binding, advisory vote, there is no "required vote" that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and evaluate which actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will not vote your shares with respect to this proposal. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

2021  Proxy Statement    67

Our Stockholders

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock at March 31, 2021 for:

  •
  each person whom we know beneficially owns more than five percent of our Class A common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our current directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

The percentage of Class A common stock beneficially owned by each person is based on 161,931,012 shares of Class A common stock outstanding on March 31, 2021. Shares of Class A common stock that may be acquired within 60 days following March 31, 2021 pursuant to the exercise of options or the vesting of RSUs, are included in the holdings of each stockholder, as applicable, and are deemed to be outstanding for the purpose of computing the percentage ownership of such holder. Such amounts, however, are not included in the holdings of any other stockholder in the table below and are not deemed to be outstanding for computing the percentage ownership of any other holder shown in the table below. Beneficial ownership representing less than one percent is denoted with an "*."

68    Ironwood

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.

Name of Beneficial Owner	Number of Shares of our Class A Common Stock	Percentage

Named Executive Officers and Directors
Mark Mallon(1)	449,356	*
Gina Consylman(2)	363,076	*
Thomas McCourt(3)	1,201,420	*
Jason Rickard(4)	306,016	*
Michael Shetzline, M.D., Ph.D.(5)	72,505	*
Mark G. Currie, Ph.D.(6)	1,352,404	*
Andrew Dreyfus	109,097	*
Jon R. Duane	47,421	*
Marla L. Kessler	47,421	*
Julie H. McHugh	125,607	*
Catherine Moukheibir	48,994	*
Lawrence S. Olanoff, M.D., Ph.D.	68,629	*
Edward P. Owens	218,954	*
Alexander J. Denner, Ph.D.(7)	16,429,079	10.1%
Jay P. Shepard	35,557	*
All current executive officers and directors as a group (14 persons)(8)	20,426,180	12.6%

5% Security Holders
Wellington Management Group LLP(9)	21,653,549	13.4%
Brown Capital Management, LLC(10)	20,150,463	12.4%
Sarissa Capital Management LP(11)	16,390,000	10.1%
The Vanguard Group(12)	15,892,347	9.8%
BlackRock, Inc.(13)	13,044,650	8.1%
Westfield Capital Management Company, LP(14)	8,488,043	5.2%

(1)
Includes 333,547 shares of Class A common stock issuable to Mr. Mallon upon the exercise of options that are exercisable within 60 days following March 31, 2021.

(2)
Includes 249,747 shares of Class A common stock issuable to Ms. Consylman upon the exercise of options that are exercisable within 60 days following March 31, 2021.

(3)
Includes (i) 1,094,150 shares of Class A common stock issuable to Mr. McCourt upon the exercise of options that are exercisable within 60 days following March 31, 2021 and (ii) 5,713 restricted stock units that vest on May 20, 2021.

(4)
Includes (i) 171,600 shares of Class A common stock issuable to Mr. Rickard upon the exercise of options that are exercisable within 60 days following March 31, 2021 and (ii) 1,714 restricted stock units that vest on May 20, 2021.

(5)
Includes (i) 54,074 shares of Class A common stock issuable to Dr. Shetzline upon the exercise of options that are exercisable within 60 days following March 31, 2021 and (ii) 6,914 restricted stock units that vest on May 20, 2021.

2021  Proxy Statement    69

(6)
Includes 824,582 shares of Class A common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following March 31, 2021.

(7)
Includes (i) 39,079 shares of Class A common stock held directly by Dr. Denner and (ii) 16,390,000 shares of Class A common stock held by Sarissa Capital Management LP, or Sarissa. See note 11 below for information regarding the shares of Class A common stock held by Sarissa.

(8)
Includes (i) 2,394,423 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days following March 31, 2021 and (ii) 14,341 restricted stock units that vest on May 20, 2021.

(9)
Based upon the information provided by Wellington Management Group LLP, or Wellington, Wellington Group Holdings LLP, or Wellington Group, Wellington Investment Advisors Holdings LLP, or Wellington Investment, and Wellington Management Company LLP, or Wellington Management and, collectively with Wellington, Wellington Group and Wellington Investment, the Wellington Entities, in a Schedule 13G/A filed on February 4, 2021, reporting as of December 31, 2020. According to this Schedule 13G/A, (i) Wellington does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 20,061,000 of these shares and shared dispositive power with respect to all of these shares, (ii) Wellington Group does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 20,061,000 of these shares and shared dispositive power with respect to all of these shares, (iii) Wellington Investment does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 20,061,000 of these shares and shared dispositive power with respect to all of these shares, and (iv) Wellington Management does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 19,476,837 of these shares and shared dispositive power with respect to 19,509,866 of these shares. The address of the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(10)
Based upon the information provided by Brown Capital Management, LLC, or Brown Capital, and The Brown Capital Management Small Company Fund, or Brown Capital Small Fund and, collectively with Brown Capital, the Brown Capital Entities, in a Schedule 13G/A filed on February 12, 2021, reporting as of December 31, 2020. According to this Schedule 13G/A, (i) Brown Capital has sole voting power with respect 12,680,378 of these shares, sole dispositive power with respect to all of these shares, and does not have shared voting power or shared dispositive power with respect to any of these shares, and (ii) Brown Capital Small Fund has sole voting and sole dispositive power with respect to 9,980,218 of these shares and does not have shared voting or shared dispositive power with respect to any of these shares. The address of the Brown Capital Entities is 1201 N. Calvert Street, Baltimore, MD 21202.

(11)
Based upon the information provided by Sarissa and Dr. Denner in a Schedule 13D/A filed on March 1, 2021, reporting as of February 26, 2021, as well as a Form 4 filed on March 10, 2021, reporting as of March 10, 2021. According to this Schedule 13D/A, (i) Sarissa does not have sole voting or sole dispositive power with respect to any of these shares and has shared voting and shared dispositive power with respect to all of these shares, and (ii) Dr. Denner does not have sole voting or sole dispositive power with respect to any of these shares and has shared voting and shared dispositive power with respect to all of these shares. Does not include shares held directly by Dr. Denner, who is a member of our board of directors. The address of each of Sarissa and Dr. Denner is 660 Steamboat Road, Greenwich, CT 06830.

(12)
Based upon the information provided by The Vanguard Group, or Vanguard, in a Schedule 13G/A filed on February 10, 2021, reporting as of December 31, 2020. According to this Schedule 13G/A, Vanguard does not have sole voting power with respect to any of these shares, and has sole dispositive power with respect to 15,368,035 of these shares, shared voting power with respect to 373,334 of these shares, and shared dispositive power with respect to 524,312 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(13)
Based upon the information provided by BlackRock, Inc., or BlackRock, in a Schedule 13G/A filed on January 29, 2021, reporting as of December 31, 2020. According to this Schedule 13G/A, Blackrock has sole voting power with respect to 12,844,041 of these shares, sole dispositive power with respect to all of these shares, and does not have shared voting or shared dispositive power with respect to any of these shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(14)
Based upon the information provided by Westfield Capital Management Company, LP, or Westfield, in a Schedule 13G filed on January 7, 2021, reporting as of December 31, 2020. According to this Schedule 13G, Westfield has sole voting power with respect to 7,660,852 of these shares, sole dispositive power with respect to all of these shares, and does not have shared voting or shared dispositive power with respect to any of these shares. The address of Westfield is 1 Financial Center, Boston, MA 02111.

70    Ironwood

Certain Relationships and
Related Person Transactions

Since January 1, 2020, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which, with respect to our directors and named executive officers are described under the captions Our Board of Directors—How We Are Paid and Executive Compensation appearing elsewhere in this proxy statement.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and certain of our officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers.

The Separation

On April 1, 2019, we completed the Separation. The Separation was effected by means of a distribution of all of the outstanding shares of common stock of Cyclerion through a dividend in-kind of Cyclerion's common stock, with no par value, to our stockholders of record as of the close of business on March 19, 2019. In connection with the Separation, we and Cyclerion entered into certain agreements that effected the separation of Cyclerion's business from us and govern our relationship with Cyclerion after the Separation. The following is a summary of the terms of the material agreements that we have entered into with Cyclerion in connection with the Separation. Dr. Currie, our former senior vice president, chief scientific officer and president of R&D and current member of our board of directors, was president and chief scientific officer of Cyclerion in 2020 and is currently a senior advisor to Cyclerion.

Separation Agreement

In connection with the Separation, Ironwood entered into a separation agreement with Cyclerion, dated as of March 30, 2019, that, among other things, set forth our agreements with Cyclerion regarding the principal actions to be taken in connection with the Separation, including the distribution detailed above. The separation agreement identified assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Ironwood and Cyclerion as part of the Separation, and it provided for when and how these transfers, assumptions and assignments would occur. The separation agreement was intended to provide for those transfers of assets and assumptions of liabilities that were necessary so that after the Separation, Ironwood and Cyclerion would have the assets necessary to operate their respective businesses and retain or assume the liabilities related to those assets. Each of Ironwood and Cyclerion agreed to releases, with respect to pre-distribution claims, and cross indemnities, with respect to post-distribution claims, that, except as otherwise provided in the separation agreement, were principally designed to place financial responsibility for the obligations and liabilities allocated to Ironwood under the separation agreement with Ironwood and financial responsibility for the obligations and liabilities allocated to Cyclerion under the separation agreement with Cyclerion.

2021  Proxy Statement    71

Ironwood and Cyclerion also were each subject to two-year non-solicit and non-hire restrictions, which ended on April 1, 2021. In addition, the parties agreed to certain non-competition restrictions, including Ironwood's agreement not to engage, for three years following the Separation, in the business of discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling any pharmaceutical product (a) for the diagnosis, prevention or treatment of diabetic nephropathy, heart failure with preserved ejection fraction or sickle cell disease or (b) that contains one or more soluble guanylate cyclase, or sGC, stimulators.

Development Agreement

We entered into a development agreement with Cyclerion whereby Cyclerion provided us with certain research and development services with respect to certain products and product candidates, including without limitation MD-7246 (linaclotide delayed release) and IW-3718. Such research and development activities were governed by a joint steering committee comprised of representatives from both Cyclerion and Ironwood. We paid Cyclerion fees for such research and development services as mutually agreed upon by us and Cyclerion as provided under this development agreement with certain allowances for specified overages. This agreement terminated effective March 31, 2021. We incurred approximately $6.9 million under this agreement.

Transition Services Agreements

Ironwood Transition Services

Prior to the Separation, we provided Cyclerion with certain corporate and shared services and resources related to corporate functions such as finance, human resources, internal audit, research and development, financial reporting and information technology, which we refer to collectively as the "Ironwood Services." Pursuant to this agreement, each of the Ironwood Services was to continue for an initial term of up to two years (as applicable), unless earlier terminated or extended according to the terms of the transition services agreement. This agreement terminated effective March 31, 2020. We received approximately $313,428 in total fees for the Ironwood Services under this agreement, which fees were based on our cost of providing the Ironwood Services.

Cyclerion Transition Services

We also entered into a second transition services agreement whereby Cyclerion provided certain finance, procurement and facilities services to us, which we refer to herein collectively as the "Cyclerion Services." Pursuant to this agreement, each of the Cyclerion Services were available to us for a term of one year; this agreement terminated effective March 31, 2020. We paid approximately $105,060 in total fees for the Cyclerion Services under this agreement, which fees were based on Cyclerion's cost of providing the Cyclerion Services.

Intellectual Property License Agreement

We entered into an intellectual property license agreement with Cyclerion pursuant to which each party granted a license to the other party to certain know-how. We granted Cyclerion a perpetual, worldwide, non-exclusive, royalty-free, fully paid-up license to certain know-how to allow Cyclerion to use such know-how in connection with Cyclerion's ongoing and future research and development activities related to sGC stimulator products in any field. Cyclerion granted us a perpetual, worldwide, non-exclusive, royalty-free, fully paid-up license to certain know-how for use outside of the research and development of sGC stimulator products, including in our existing products and product candidates. Such licenses between the parties generally allow current or future uses of the know-how in connection with each party's respective fields.

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Tax Matters Agreement

We entered into a tax matters agreement with Cyclerion that governs Ironwood's and Cyclerion's respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution of Cyclerion common stock to Ironwood stockholders and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

The tax matters agreement imposed certain restrictions on Cyclerion and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement also provided special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on Ironwood or Cyclerion that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to an acquisition of stock or assets of, or certain actions, omissions or failures to act of, such party. If both Cyclerion and Ironwood are responsible for such failure, liability will be shared according to relative fault. U.S. tax otherwise resulting from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is tax-free generally is the responsibility of Ironwood.

Employee Matters Agreement

We entered into an employee matters agreement with Cyclerion, which allocated assets, liabilities and responsibilities relating to the employment, compensation, and employee benefits of Ironwood and Cyclerion employees, and other related matters in connection with the Separation, including the treatment of outstanding incentive equity awards and certain retirement and welfare benefit obligations. The employee matters agreement generally provided that, unless otherwise specified, Cyclerion is responsible for liabilities associated with employees who transferred to Cyclerion and employees whose employment terminated prior to the Separation but who primarily supported the Cyclerion business, whether incurred prior to or after the Separation, and Ironwood is responsible for liabilities associated with other employees, including employees retained by Ironwood.

Procedures for Related Party Transactions

Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may create or give the appearance of a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to certain members of our management or the chair of our audit committee. Pursuant to its charter, our audit committee must approve any related party transactions, including those transactions involving our directors. In approving or rejecting a proposed transaction, the audit committee considers the relevant facts and circumstances available to and deemed relevant by the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and our audit committee charter are available through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance.

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PROPOSAL 3

# Ratification of Our Selection of Auditors

OUR BOARD RECOMMENDS THAT YOU **RATIFY** THE SELECTION OF ERNST & YOUNG LLP AS OUR AUDITORS FOR FISCAL YEAR 2021

3

Proposal No. 3

Our audit committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2021. The firm of Ernst & Young LLP, an independent registered public accounting firm, has served as Ironwood's auditor since 1998 and has audited our financial statements for the years ended December 31, 2020, 2019 and 2018. Detailed disclosure of the audit, audit-related, tax and other fees billed for services rendered by Ernst & Young LLP in 2020 and 2019 are set forth below. Based on these disclosures and information in the audit committee report on page 19 of this proxy statement, our audit committee is satisfied that our auditors are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board of directors considers it desirable to seek, and recommends, stockholder ratification of its selection of auditors for fiscal year 2021.

Representatives of Ernst & Young LLP are expected to attend the virtual annual meeting to answer any questions and they will have the opportunity to make a statement if they wish.

The table below presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audits of our annual financial statements for the years ended December 31, 2020 and 2019 and fees billed for other services rendered by Ernst & Young LLP during those periods. It is the audit committee's policy that all audit and non-audit services to be performed by Ernst & Young LLP be pre-approved. The audit committee annually reviews and pre-approves the permissible services that may be provided by Ernst & Young LLP to assure the provision of such services does not impair the auditor's independence. In accordance with the pre-approval policy, our management informs the audit committee of each service performed by Ernst & Young LLP pursuant to the pre-approval policy. Requests to provide services that require separate approval by the audit committee are submitted to the audit committee or its designee by our chief financial officer, chief accounting officer or controller and Ernst & Young LLP. All of the services described in the following fee table were approved in conformity with the audit committee's pre-approval policy.

	2020	2019

Audit	$1,372,342	$1,840,900
Audit-related	$—	$—
Tax	$—	$—
All other	$6,860	$1,735
	$1,379,202	$1,842,635

Audit fees for 2020 and 2019 were for professional services rendered for the audits of our financial statements and internal controls over financial reporting, including accounting consultations and reviews of quarterly financial statements, as well as for services that are normally provided in connection with regulatory filings or engagements, including auditor consents. Additionally we incurred approximately $198,000 of audit fees related to the Separation which were reimbursed by Cyclerion pursuant to the Tax Matters Agreement. Audit fees for 2020 were significantly lower than they were in 2019 due to services provided in 2019 in connection with the Separation, including the review and/or audit of discontinued operations, as well as accounting review of certain collaboration and co-promotion agreements and debt-related transactions.

Other services in 2020 and 2019 include license fees for a web-based accounting research tool.

Other than the foregoing, Ernst & Young LLP did not provide any other services to us in 2020 or 2019.

Vote Required

The approval of the proposal to ratify the selection of Ernst & Young LLP as our auditors requires a majority of the votes cast for or against the proposal. Because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter. Abstentions will not affect the outcome of this proposal.

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User's Guide

Our board of directors is soliciting proxies for the 2021 annual meeting of stockholders. This proxy statement explains the agenda, voting information and procedures for the meeting. Please read it carefully. This proxy statement and related materials are first being made available to stockholders on or about April 22, 2021, and the notice of internet availability of proxy materials is first being sent to our stockholders on the same day. All stockholders will also have the ability to access the proxy materials online through the Investors section of our website at www.ironwoodpharma.com, under the heading Financial Information—SEC Filings.

Who can vote

Only stockholders of record of our Class A common stock at the close of business on April 12, 2021 can vote at the meeting.

Quorum

In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented at the meeting or by proxy. On our record date, April 12, 2021, we had 161,935,176 shares of our Class A common stock outstanding and entitled to vote. With respect to all matters that will come before the meeting, each share is entitled to one vote.

Notice of internet availability of proxy materials

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the notice and to request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet or through email to help reduce the environmental impact of our annual meetings.

Voting procedures—stockholders of record and beneficial owners

You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Computershare Trust Company, N.A., or Computershare. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a "nominee," holds your stock. This is often called ownership in "street name" because your name does not appear in the records of Computershare. If you hold your shares in street name, you should receive a voting instruction form from your nominee.

How to vote your shares.

If you are a stockholder of record, there are four ways to vote:

  •
  Online Before the Meeting.  You may vote by proxy via the internet by following the instructions provided on the notice of internet availability of proxy materials or the proxy card. You must have the

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    16-digit control number that is on either the notice of internet availability of proxy materials or the proxy card when voting.

  •
  Online During the Meeting.  You may vote online during the annual meeting through the link www.virtualshareholdermeeting.com/IRWD2021. The 16-digit control number provided on your notice of internet availability of proxy materials or proxy card is necessary to access the website. The meeting will begin at 9:00 a.m. Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time) on Wednesday, June 2, 2021.

  •
  By Telephone.  If you request printed copies of the proxy materials by mail and you live in the United States or Canada, you may vote by proxy by calling the toll-free number found on the proxy card. You must have the control number that is on the proxy card when voting.

  •
  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:

  •
  Online Before the Meeting.  You may provide voting instructions via the internet by following the instructions provided on your voting instruction form. You must have the 16-digit control number that is on the voting instruction form when voting.

  •
  Online During the Meeting.  You may vote online during the annual meeting through the link www.virtualshareholdermeeting.com/IRWD2021. The 16-digit control number provided on your voting instruction form is necessary to access the website. The meeting will begin at 9:00 a.m. Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time) on Wednesday, June 2, 2021.

  •
  By Telephone.  You may provide voting instructions by calling the toll-free number found on your voting instruction form. You must have the control number that is on the voting instruction form when voting.

  •
  By Mail.  You may provide voting instructions by filling out the voting instruction form and sending it back in the envelope provided.

How you may revoke your proxy or voting instructions.    If you are a stockholder of record, you may revoke or amend your proxy before it is voted at the annual meeting by writing to us directly in a timely manner "revoking" your earlier proxy, submitting a new proxy in a timely manner with a later date by mail, over the telephone or on the internet, or by attending the meeting and voting. Your last dated proxy timely received prior to or vote cast at the annual meeting will be counted.

What if you receive more than one notice of internet availability of proxy materials, proxy card or voting instruction form?    This means that you may have more than one account at Computershare and/or with a nominee. Your notice of internet availability of proxy materials, proxy card or voting instruction form lists the number of shares you are voting. Please vote the shares on all notices of internet availability of proxy materials, proxy cards and voting instruction forms that you receive.

We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce costs. Please contact your nominee to consolidate accounts, or our transfer agent, Computershare, at (800) 368-5948, as applicable.

Householding of proxy materials.    SEC rules concerning the delivery of proxy materials allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as "householding," benefits both you and us. It reduces the volume of duplicate information received at your

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household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written request, a separate copy to a stockholder at a shared address to which a single copy of the notice of internet availability of proxy materials was delivered. You may make a written request by sending a notification to our Secretary at the address below, providing your name, your shared address, and the address to which we should direct the additional copy of the notice of internet availability of proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at the below address, as well. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be sent to us at the below address. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Any request relating to receipt of proxy materials should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.

Abstentions and "broker non-votes." If you are a stockholder of record and you vote "abstain" or "withhold" on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding shares through a broker nominee, you may instruct your broker nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director.

A broker nominee generally may not vote on "non-routine" matters without receiving your specific voting instructions. A "broker non-vote" occurs when a broker nominee holding shares in street name votes shares on some matters at the meeting but not others. Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. Broker nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that at the annual meeting of stockholders your broker nominee will not be able to submit a vote on the election of directors or the advisory votes on named executive officer compensation unless it receives your specific instructions, but will be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions. As a result, if your broker nominee does not receive your specific instructions for these proposals, it will submit a broker non-vote on the election of directors or the advisory votes on named executive officer compensation and may vote on the ratification of the selection of our independent auditors even if it does not receive your instructions.

Discretionary authority.    If you are a stockholder of record and you properly submit your proxy card without making any specific selections, your shares will be voted on each matter before the annual meeting in the manner recommended by our board of directors. If other matters not included in this proxy statement properly come before the annual meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you as they determine, to the extent permitted by Rule 14a-4(c)(1) of the Exchange Act. If you are a beneficial owner of shares held in street name, please see the discussion above regarding broker non-votes and the rules related to voting by broker nominees.

Vote required

The required vote for each of the proposals expected to be acted upon at the annual meeting is described below.

78    Ironwood

Proposal No. 1—Election of Class I and Class II Directors:
The seven nominees for director with the highest number of affirmative votes will be elected as directors to serve for one-year terms and until their successors are duly elected and qualified or until their death, resignation or removal. We expect that broker nominees will not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

Proposal No. 2—Advisory (non-binding) Vote on Named Executive Officer Compensation, or "Say-on-Pay":
Because this proposal calls for a non-binding, advisory vote there is no "required vote" that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders' concerns and evaluate what actions may be appropriate to address those concerns. We expect that broker nominees will not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

Proposal No. 3—Ratification of Auditors:
The approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Further, because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter.

Results of the voting.    We expect to announce the preliminary voting results at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC, within four business days following the annual meeting.

Costs of solicitation and solicitation participants.    We will pay the costs of soliciting proxies. These costs also include support for the hosting of the virtual meeting. We will solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Our directors, our officers and our employees also may solicit proxies on our behalf, personally, electronically or by telephone, facsimile or mail or other means, without additional compensation. We may request that brokerage firms, banks and other agents forward proxy materials to beneficial owners and we would reimburse such institutions for their out-of-pocket expenses incurred.

We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts. We have engaged one such third party, MacKenzie Partners, to assist in the solicitation of proxies and provide related advice and informational support, for service fees of up to $12,500 and the reimbursement of certain expenses.

Additional Meeting Information

We encourage you to access the meeting prior to the start time. Please allow sufficient time for online log-in, which begins at 8:45 a.m. Eastern Time. You may check your browser's compatibility any time prior to the meeting at www.virtualshareholdermeeting.com/IRWD2021. If you want to submit a question you may do so electronically starting at the time of check-in or during the meeting.

If you have technical difficulties or trouble accessing the virtual meeting, there will be technicians ready to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

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Stockholder Communications, Proposals
and Nominations for Directorships

Communications

A stockholder may send general communications to our board of directors, any committee of our board of directors or any individual director by directing such communication to Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110. All communications will be reviewed by our Secretary and, if requested by the stockholder, forwarded to our board of directors or an individual director, as applicable. Our Secretary reserves the right not to forward to our board of directors or any individual director any abusive, threatening or otherwise inappropriate materials.

Any request for materials or other communications directed to our secretary should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.

Proposals and Nominations

Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2022 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than December 23, 2021 in order for such proposal to be included in our proxy materials.

Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2022 annual meeting of stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2022 annual meeting of stockholders must be received by us no earlier than March 4, 2022 and no later than April 3, 2022, unless the date of the 2022 annual meeting of stockholders is more than 30 days from the anniversary date of the 2021 annual meeting of stockholders, in which event the notice must be received by us on or before 15 days after the day on which the date of the 2022 annual meeting of stockholders is first disclosed in a public announcement. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. If any director nomination or stockholder proposal is submitted after April 3, 2022, our bylaws provide that the nomination or the proposal shall be disregarded.

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SEC Filings

We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its website at www.sec.gov. The documents are also available from us without charge by requesting them in writing or by telephone from Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110, Attention: Corporate Communications, telephone: (617) 621-7722, or by visiting the Investors section of our website at www.ironwoodpharma.com.

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VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. IRONWOOD PHARMACEUTICALS, INC. 100 SUMMER STREET, SUITE 2300 BOSTON, MA 02110 During The Meeting - Go to www.virtualshareholdermeeting.com/IRWD2021 You may also vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D43110-P53341 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IRONWOOD PHARMACEUTICALS, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! 1. Election of Directors Nominees: Class I 01) 02) 03) Mark G. Currie, Ph.D. Alexander J. Denner, Ph.D. Jon R. Duane Class II 04) 05) 06) 07) Marla L. Kessler Catherine Moukheibir Lawrence S. Olanoff, M.D., Ph.D. Jay P. Shepard For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! 2. Approval, by non-binding advisory vote, of the compensation paid to the named executive officers. 3. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D43111-P53341 IRONWOOD PHARMACEUTICALS, INC. Annual Meeting of Stockholders Wednesday, June 2, 2021 9:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas McCourt and Gina Consylman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IRONWOOD PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on Wednesday, June 2, 2021 via live webcast at www.virtualshareholdermeeting.com/IRWD2021, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy previously given and acknowledge(s) receipt of the notice and proxy statement for the Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side